February 1, 2005

                                                Filed Pursuant to Rule 424(b)(3)
                                                of the Securities Act of 1933
                                                with respect to Registration
                                                Statement No. 333-111836

                               ACTUANT CORPORATION

     $150,000,000 2% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2023 AND 3,871,199 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

     We issued $150,000,000 aggregate principal amount of our 2% Convertible Senior Subordinated Debenture due 2023 in a private placement on November 10, 2003. This prospectus will be used by selling securityholders to offer and resell debentures and the common stock issuable upon conversion of the debentures. We will not receive any proceeds from those resales.

     Interest on the debentures accrues from November 10, 2003, payable semi-annually. The debentures mature on November 15, 2023 although we may redeem all or part of the debentures on or after November 20, 2010 as more fully described herein. Beginning with the six-month interest period commencing November 15, 2010, we will pay contingent interest during a six-month interest period if the trading price of a debenture is above a specified level as described in this prospectus. The debentures will be treated as contingent payment debt instruments that are subject to certain United States federal income tax rules.

     You may require us to repurchase all or any portion of your debentures on November 15, 2010, November 15, 2013 and November 15, 2018 or upon the occurrence of a designated event, as more fully described herein. Holders may convert the debentures into our common stock at a conversion rate of 25.0563 shares per $1,000 principal amount of the debentures (representing a conversion price of approximately $39.91 per share), subject to adjustment as described herein. A total of 3,758,445 shares are initially issuable upon conversion of the debentures and up to an additional 112,754 shares of common stock may, under limited circumstances provided in a registration rights agreement, be issuable upon conversion in lieu of the payment of liquidated damages, subject in each case to adjustment as described herein.

     The debentures are our unsecured senior subordinated obligations and the payment of the principal of and interest, including contingent interest, if any, and liquidated damages, if any, on the debentures are subordinated in right of payment to the prior payment in full of our existing and future senior indebtedness.

     There is no public market for the debentures and we do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures through any automated quotation system. The debentures currently trade in the PORTAL Market. However, once debentures are sold under this prospectus, those debentures will no longer trade on the PORTAL Market. Our common stock is traded on the New York Stock Exchange under the symbol "ATU." The last reported sale price for our common stock on the New York Stock Exchange on January 25, 2005 was $50.67 per share.

     INVESTING IN THE DEBENTURES AND OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 18.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                           IMPORTANT NOTICE TO READERS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or "SEC," using a "shelf" registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer debentures or shares of our common stock that they own. Each time the selling securityholders offer debentures or common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplements together with the information incorporated by reference in this prospectus and, if applicable, any supplement hereto. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" for more information.

     We have not authorized anyone to provide you with information other than the information contained herein or incorporated by reference as set forth under "Incorporation of Certain Documents by Reference". Neither the debentures nor any shares of common stock issuable upon conversion of the debentures are being offered in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus speaks only as of the date of this prospectus and the information in the documents incorporated or deemed to be incorporated by reference in this prospectus speaks only as of the respective dates those documents were filed with the SEC.

                                TABLE OF CONTENTS

IMPORTANT NOTICE TO READERS....................................................6

SUMMARY........................................................................8

RISK FACTORS..................................................................18

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS .........................31

MARKET DATA ..................................................................31

USE OF PROCEEDS...............................................................33

DIVIDEND POLICY...............................................................33

COMMON STOCK PRICE RANGE......................................................33

RATIO OF EARNINGS TO FIXED CHARGES............................................33

DESCRIPTION OF THE DEBENTURES.................................................35

REGISTRATION RIGHTS...........................................................55

DESCRIPTION OF CAPITAL STOCK..................................................57

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS .....................60

SELLING SECURITYHOLDERS.......................................................67

PLAN OF DISTRIBUTION..........................................................72

WHERE YOU CAN FIND MORE INFORMATION...........................................74

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................75

LEGAL MATTERS.................................................................75

EXPERTS.......................................................................75


Unless otherwise indicated or the context otherwise requires in this prospectus:

     o "Actuant," the "Company," "we," "us" and "our" refer to Actuant Corporation and its subsidiaries;

     o all references to our "common stock" mean our Class A Common Stock, $0.20 par value per share;

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     o    all references to "fiscal year 2005," "fiscal year 2004," "fiscal year
          2003," "fiscal year 2002" and "fiscal year 2001" refer to our fiscal years ended August 31, 2005, 2004, 2003, 2002 and 2001, respectively;

     o all references to the "November 2003 private placement" refer to our sale of the debentures on November 10, 2003 to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended; and

     o all references to the number of shares of our common stock and related per share data have been restated to reflect the 2-for-1 stock split that occurred by way of dividend on October 21, 2003.

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                                     SUMMARY

     This summary provides an overview of selected information and does not contain all the information you should consider. You should read the entire prospectus, including the section entitled "Risk Factors" and the documents incorporated by reference in this prospectus, carefully before making an investment decision.

     We are a diversified global manufacturer and marketer of a broad range of industrial products and systems, organized into two business segments, Tools & Supplies and Engineered Solutions. Tools & Supplies sells branded, specialized electrical and industrial tools and supplies to hydraulic and electrical wholesale tool distributors, to catalog houses and through various retail distribution channels. Engineered Solutions' primary expertise is in designing, manufacturing and marketing customized motion control systems primarily for automotive, recreational vehicle and truck original equipment manufacturers, or OEMs, in diversified niche markets. We believe that our strength in these product categories is the result of the combination of our brand recognition, proprietary engineering and design competencies, a dedicated service philosophy, and global manufacturing and distribution capabilities.

RECENT DEVELOPMENTS

   Acquisition of Key Components, Inc.

     On December 27, 2004, we acquired all of the outstanding common stock of Key Components, Inc. ("KCI"), which we sometimes refer to as the "KCI acquisition." The aggregate purchase price was approximately $315 million, including the assumption of $80 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2008 (the "KCI senior notes"). The purchase price for KCI is subject to a possible post-closing reduction in the event that KCI's working capital at the closing date is less than a specified amount. In connection with the KCI acquisition, we have delivered an irrevocable notice of redemption of the KCI senior notes and we have made an irrevocable cash deposit with the trustee for the KCI senior notes in an amount equal to the anticipated redemption price of the KCI senior notes.

     KCI is a manufacturer of custom engineered products and componentry for applications in a diverse array of niche markets. KCI operates six businesses units, which are presently organized into two reporting segments, Electrical Components ("EC") and Mechanical Engineered Components ("MEC"). Through these six decentralized business units, KCI manufactures mechanical and electrical components and supplies its products to OEMs and through other distribution channels. KCI's strategy is to build competitive advantages by focusing on markets where it believes it can differentiate itself through product customization, value-added engineering and superior customer support.

     The six business units that comprise KCI's EC and MEC segments are described below:

     Electrical Components Segment

     o Specialty Electrical. Through its Marinco, Guest and other brand names, KCI's Specialty Electrical business designs, manufactures and markets a broad line of electrical products for harsh environments. Products include wiring devices, battery chargers, electrical receptacles, plugs, switches and accessories. Such products are sold to powerboat OEMs, such as Sea Ray and Bayliner, marine retailers such as Boaters World and West Marine, and catalog businesses such as Cabelas and Bass Pro Shops. The Specialty Electrical business also sells products to other non-marine outdoor and harsh environment markets, including the outdoor theatrical and event lighting, recreational vehicle, medical, industrial and power generation markets. Customers in these non-marine markets include Applied Materials, Fleetwood, Pride Mobility Products and Kohler. The Specialty Electrical business is based in Napa, California, with additional manufacturing plants in Meriden, Connecticut and Monterrey, Mexico.

     o Acme Power Distribution Products. KCI's Acme Power Distribution Products business manufactures single-phase, dry type transformers sold into the low voltage segment (which we define as 15 kilovolt-amperes or less) of the North American transformer market. Its products are sold primarily through a wholesale distribution network of approximately 2,000 electrical distributors, including Affiliated Distributors, IMARK, CED and Rexel, as well as directly to industrial OEMs such as Siemens, Powerware and General Electric. Products are sold into the wholesale electrical, general industrial, construction and telecommunication markets. The Acme Power Distribution Products business manufactures products at its headquarters in Lumberton, North Carolina, and at additional plants in Monterrey, Mexico and Houston, Texas.

     o Acme Aerospace & Defense. KCI's Acme Aerospace & Defense business, based in Tempe, Arizona, manufactures and sells sealed cell fibrous nickel cadmium batteries, battery chargers, power management systems, power supplies and converters used in a variety of aerospace applications. These products are used to provide electrical power in aerospace and defense platforms such as the Apache attack helicopter and Boeing 777, as well as the training system for the Javelin missile. Acme Aerospace & Defense customers include aerospace OEMs such as Boeing, defense contractors such as Lockheed Martin and Northrop Grumman, and commercial airlines and distributors of aircraft parts such as JAL and Avio-diepen.

     o Electrical Utility. KCI's Turner Electrical Utility business engineers, manufactures and markets high voltage switch products consisting primarily of air break switches, load break interrupters and accessory equipment. Air break switches are used in the electric utility transmission, substation and distribution system for isolating, sectionalizing and routing power through the power grid. Turner operates two manufacturing facilities in the St. Louis area, and sells primarily to North American electric utilities such as Ameren, Alabama Power, Great River Energy and Illinois Power.

     Mechanical Engineered Components Segment

     o Flexible Shafts. KCI's B.W. Elliott Manufacturing business, or "Elliott", is a North American supplier of flexible shaft products and assemblies for the transmission of rotary power. Elliott also provides push/pull controls for the transmission of linear motion. Flexible shafts and push-pull controls are sold into a variety of markets including outdoor lawn and garden equipment, aircraft, construction, general industrial and marine markets. Elliott's flexible shafts are used in diverse product applications, including weed trimmers, aircraft flap controls, concrete vibrators, and powered dental equipment. Representative customers include CNH Global, Honeywell, Electrolux, John Deere, Cessna, Caterpillar and Newport News Shipbuilding. Elliott designs, manufactures, and markets its products from its facility in Binghamton, New York.

     o Air Handling/Turbocharger Components. Through its Gits Manufacturing business, or "Gits", KCI is a designer and supplier of wastegate actuators used in air handling/turbocharger systems produced by diesel engine and turbocharger manufacturers. Gits also produces exhaust flow control systems for diesel truck engines. Products include wastegate actuators for diesel engines, exhaust gas recirculation (EGR) valves and other components. Air handling and exhaust control systems are commonly used in turbochargers and diesel engines, including those found on heavy duty and mid-range trucks, buses and off-road vehicles. Gits does not supply components for diesel passenger car engines. Gits primarily supplies its products to leading North American diesel engine and turbocharger manufacturers such as Detroit Diesel, Garrett Turbochargers, Holset Engineering, IHI, Borg Warner Turbo Systems and Caterpillar, among others. Gits is based in Creston, Iowa, and has additional manufacturing plants in China and Thailand.

   Equity Offering

     On December 28, 2004, we sold 2,875,000 shares of common stock for a public offering price of $49.50 per share. We sometimes refer to this public offering as the "offering." We received $133.9 million of net proceeds from the offering. We used the net proceeds from the offering to redeem the KCI senior notes and to reduce our revolving credit and/or commercial paper borrowings. The offering, the KCI acquisition, the redemption of the KCI senior notes, the amendment to our senior credit facility and the borrowing of $250 million thereunder (as discussed below), the use of proceeds from the offering and the term loan to reduce our revolving credit and/or commercial paper borrowings and the repayment of related costs and expenses are collectively referred to herein as the "Transactions."

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     Amended Senior Credit Facility

     Concurrently with the closing of the KCI acquisition, we amended our senior credit facility, which we sometimes refer to herein as the "amended senior credit facility," by adding a new $250 million five year term loan, borrowing $250 million under this new term loan and applying the proceeds from those borrowings to finance the purchase of KCI and to pay related costs and expenses. The amended senior credit facility consists of a $250 million revolving credit facility and a $250 million term loan which requires repayments of principal in the last three years of the term loan. Both the revolving credit facility and the term loan mature in 2009.

OUR ADDRESS

     Headquartered in Milwaukee, we are a Wisconsin corporation, incorporated in 1910. Our principal executive offices are located at 6100 North Baker Road, Milwaukee, Wisconsin 53209, and our telephone number at that location is (414) 352-4160. Until January of 2001, we were named Applied Power Inc. Our website address is www.actuant.com.

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
                                                 THE OFFERING

Issuer                                   Actuant Corporation, a Wisconsin corporation.

Securities Offered                       $150,000,000 aggregate principal amount of our 2% Convertible Senior
                                         Subordinated Debentures due 2023 and shares of our common stock issuable upon conversion of the debentures.

Maturity Date                            November 15, 2023, unless earlier redeemed, repurchased or converted.

Interest                                 2% per annum of the principal amount, accruing from November 10, 2003, payable semi-annually in arrears on May 15 and November 15 of each year, beginning May
                                         15, 2004.

Contingent Interest                      Beginning with the six-month interest period commencing November 15, 2010, we will pay additional, contingent interest during any six-month interest period if the trading price of the debentures for each of the five trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the debentures. During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of the debentures will equal 0.25%
                                         per six-month interest period of the average trading price of $1,000 principal amount of the debentures during the five trading days immediately preceding the first day of the applicable six-month interest period.

Ranking                                  The debentures are our unsecured senior subordinated obligations and the payment of the principal of and interest, contingent interest, if any, and liquidated damages, if any, on the debentures is subordinated in right of payment to the prior payment in full of our existing and future "senior indebtedness" (as defined in the indenture pursuant to which the debentures were issued and which includes our obligations under our amended senior credit facility). The debentures also rank equally in right of payment with our existing and future senior subordinated indebtedness and senior in right of payment to any of our future subordinated indebtedness. The debentures also rank junior in right of payment to our secured indebtedness (including our obligations under our amended senior credit facility) to the extent of the underlying collateral. As of November 30, 2004, our senior indebtedness, excluding senior indebtedness of our subsidiaries and accrued interest, consisted of $56.9 million of borrowings and $5.5 million of letters of credit.
                                         We are permitted to borrow up to $250 million of revolving credit loans and commercial paper under our amended senior credit facility, subject to compliance with covenants and borrowing conditions, of which $57.9 million was outstanding at November 30, 2004. As discussed above, in connection with the
                                         KCI acquisition, we have amended our senior credit facility to add a new $250 million term loan and borrowed $250 million thereunder to finance the KCI acquisition. As of November 30, 2004, after giving pro forma effect to the
                                         Transactions as if they had occurred on that date, we would have had $266.8 million of borrowings and $7.4 million of letters of credit outstanding. The terms "senior indebtedness" and "senior subordinated indebtedness" are defined under the heading "Description of Debentures--Ranking."

                                         As of November 30, 2004, after giving effect to the Transactions as if they had occurred on that date, substantially all of our consolidated assets were held

                                                          -11-


                                         by subsidiaries. The debentures are effectively subordinated to all existing and future liabilities of our subsidiaries.

Conversion                               Holders may convert the debentures into shares of our common stock at a conversion rate of 25.0563 shares of our common stock per $1,000 principal amount of the debentures (representing a conversion price of approximately
                                         $39.91 per share), subject to adjustment, prior to the close of business on the last business day prior to the final maturity date only under the following circumstances:

                                         o    during any fiscal quarter commencing after November 30, 2003, and only during such fiscal quarter, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the
                                              30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter; or

                                         o    during any period in which our senior subordinated debt credit rating is below B3 by Moody's Investor Service, Inc. ("Moody's") and below B- by
                                              Standard and Poor's or during any period when neither Moody's or Standard and Poor's rates our senior subordinated debt. If only one such rating agency rates our senior subordinated debt and such credit rating falls below the level specified above, holders may convert their debentures during the period that the credit rating is below such level. The debentures will cease to be convertible pursuant to this bullet point during any period or periods in which the credit ratings or rating, as the case may be, are at or above such levels; or

                                         o    if a debenture has been called for redemption and has not yet been redeemed (in which case only the debentures called for redemption and not yet redeemed may be converted), the holder may convert that debenture prior to the close of business on the last business day prior to the redemption date; or

                                         o    upon the occurrence of specified transactions described under "Description of Debentures--Conversion of the Debentures--Conversion Upon Specified
                                              Transactions."

                                         The conversion rate may be adjusted under circumstances described under
                                         "Description of Debentures--Conversion of the Debentures--Conversion Rate
                                         Adjustments", but will not be adjusted for accrued interest or contingent interest, if any, or liquidated damages, if any.

Sinking Fund                             None.

Optional Redemption                      On or after November 20, 2010, we may redeem for cash all or part of the debentures at any time or from time to time, upon at least 30 days' prior notice, at a redemption price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, up to, but excluding, the redemption date.

Repurchase at the Option of the Holder   Holders may require us to repurchase all or any portion of their debentures for cash on November 15, 2010, November 15, 2013 and November 15, 2018, (each, a
                                         "repurchase date") at a repurchase price equal to 100% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, up to, but excluding, the repurchase date. Additionally, if a designated event (as described under "Description of Debentures--Repurchase of Debentures at a
                                         Holder's Option Upon a Designated Event") occurs prior to maturity, holders may require us to repurchase all or part of their debentures for cash at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, up to, but excluding, the repurchase date.

Events of Default                        If there is an event of default with respect to the debentures, an amount equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, may be declared immediately due and payable. These amounts automatically become due and payable in some circumstances. The following are events of default with respect to the debentures:

                                         o    default in payment of any principal of the debentures, when the same becomes due and payable;

                                         o    default for 30 days in any payment of any interest, including contingent interest, if any, and liquidated damages, if any, due and payable on the debentures;

                                         o    default in our obligations to satisfy our conversion obligation upon exercise of a holder's conversion right if such default is not cured as set forth in the indenture;

                                         o    our indebtedness or indebtedness of any of our significant subsidiaries
                                              (as defined) is not paid after the final maturity of such indebtedness or is accelerated and the total amount of such indebtedness unpaid or accelerated exceeds $7.5 million;

                                         o    failure by us to comply with our obligations under "Description of
                                              Debentures--Merger and Sale of Assets";

                                         o    default in our performance of our covenants described under "Description of Debentures--Repurchase of Debentures at a Holder's Option Upon a
                                              Designated Event" (other than a failure to repurchase debentures, which would constitute an event of default under some of the provisions described above);

                                         o    default in the performance by us of any of our covenants in the indenture or the debentures for 60 days after written notice to us;

                                         o    any judgment or decree for the payment of money in excess of $7.5 million is entered against us, or any significant subsidiary, remains outstanding for a period of 60 days following entry of such judgment and is not discharged, bonded, waived or stayed within 30 days after written notice to us;

                                         o    certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries.

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Use of Proceeds                          We will not receive any of the proceeds from the sale by the selling securityholders of the debentures or shares of common stock issued upon conversion of the debentures.

Registration Rights                      Pursuant to a registration rights agreement that we entered into in connection with the November 2003 private placement, we have filed a shelf registration statement under the Securities Act of 1933 relating to the resale of the debentures and the common stock issuable upon conversion of the debentures.
                                         This prospectus constitutes a part of that registration statement. We filed the shelf registration statement solely to permit the resale of debentures issued in the November 2003 private placement and shares of common stock issued on conversion of those debentures, and investors who purchase debentures or shares of common stock from selling securityholders in this offering will not be entitled to any registration rights under the registration rights agreement. In addition, under the registration rights agreement, selling securityholders may be required to discontinue the sale or other disposition of debentures and shares of common stock issued upon conversion of the debentures pursuant to the shelf registration statement and to discontinue the use of this prospectus under certain circumstances specified in the registration rights agreement.

Potential Future Guarantees              As of the date of this prospectus, there are no guarantees relating to the debentures. The indenture governing the debentures provides that if we issue senior subordinated debt or subordinated debt that is guaranteed by any of our subsidiaries, then such subsidiary will also fully and unconditionally guarantee the debentures as well.

United States Federal Income Tax         Under the indenture governing the debentures, we have agreed, and by acceptance
Considerations                           of a beneficial interest in a debenture each holder of a debenture is deemed to have agreed, to treat the debentures as debt instruments subject to the United
                                         States federal income tax contingent payment debt regulations. Under such regulations, even if we do not pay any contingent interest on the debentures, a beneficial owner of the debentures who is a U.S. holder, as defined below under
                                         "Material United States Federal Income Tax Considerations," is required to include interest, which we refer to as tax original issue discount, at the rate described below in its gross income for United States federal income tax purposes, regardless of whether such owner uses the cash or accrual method of tax accounting. This imputed interest accrues at a rate equal to 7.75% per year, computed on a semiannual bond equivalent basis, which represents the yield we would have been required to pay on noncontingent, nonconvertible, fixed-rate debt with terms and conditions otherwise similar to those of the debentures. The rate at which this imputed interest accrues for United States federal income tax purposes exceeds the stated semiannual regular cash interest payable on the debentures.

                                         Each holder of the debentures will recognize gain or loss on the sale, exchange, repurchase by us at the holder's option, conversion, redemption or retirement of a debenture in an amount equal to the difference between the amount realized, including the fair market value of any common stock received upon conversion, and the holder's adjusted tax basis in the debentures. Any gain recognized by a holder on the sale, exchange, repurchase by us at the holder's option, conversion, redemption or retirement of a debenture generally will be ordinary interest income; any loss generally will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. Holders should consult their tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the debentures. See "Material United States Federal Income Tax
                                         Considerations."

Trading                                  There is no public market for the debentures and we do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures through any automated quotation system. The debentures currently trade in the PORTAL Market. However, once debentures are sold under this prospectus, those debentures will no longer trade on the PORTAL Market. There is a risk that a trading market for the debentures will not exist or that any trading market for the debentures that may exist will not have adequate liquidity.

Book Entry Form                          The debentures have been issued in book-entry form and are represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in the debentures are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interests may not be exchanged for certificated debentures, except in limited circumstances.

NYSE Symbol for Common Stock             "ATU"

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

                                  RISK FACTORS

     In addition to the other information contained in this prospectus and the documents incorporated by reference herein, you should carefully consider the following risks before deciding to invest in the debentures or any shares of common stock issued upon conversion of the debentures. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed. In that case, the value of debentures offered by this prospectus and the common stock issuable on conversion of the debentures could decline. We may encounter additional risks other than those disclosed in this prospectus.

                          RISKS RELATED TO OUR BUSINESS

WE MAY NOT BE ABLE TO REALIZE THE ANTICIPATED BENEFITS FROM THE KCI ACQUISITION.

     We may not be able to realize the anticipated benefits from the KCI acquisition. Achieving those benefits depends on the timely, efficient and successful execution of a number of post-acquisition events, including integrating KCI's diversified businesses into our company. Factors that could affect our ability to achieve these benefits include:

     o Difficulties in integrating and managing personnel, financial reporting and other systems used by KCI's businesses into our company;

     o The failure of KCI's businesses to perform in accordance with our expectations;

     o Any future goodwill impairment charges that we may incur with respect to the assets of KCI;

     o Failure to achieve anticipated synergies between our business units and the business units of KCI;

     o    The loss of KCI's customers; and

     o    The loss of any of the key managers of KCI's six business units.

     If KCI's businesses do not operate as we anticipate, it could materially harm our business, financial condition and results of operations. In addition, KCI's six business units operate in a number of niche markets in which we have little or no experience. Accordingly, we are highly dependent upon KCI's existing managers and employees to manage those businesses, and the loss of any key KCI managers or employees could have a material adverse effect on our business.

     In addition, as a result of the KCI acquisition, we have assumed all of KCI's liabilities. We may learn additional information about KCI's business that adversely affects us, such as unknown or contingent liabilities, issues relating to internal controls over financial reporting and issues relating to compliance with the Sarbanes-Oxley Act or other applicable laws. As a result, there can be no assurance that the KCI acquisition will be successful or will not, in fact, harm our business. Among other things, if KCI's liabilities are greater than projected, or if there are obligations of KCI of which we are not aware at the time of completion of the acquisition, our business could be materially adversely affected.

THE SUCCESSFUL INTEGRATION OF KCI'S BUSINESSES INTO OUR COMPANY FOLLOWING THE KCI ACQUISITION WILL PRESENT SIGNIFICANT CHALLENGES.

     We anticipate that the KCI acquisition will place significant demands on our administrative, operational and financial resources, and we cannot assure you that we will be able to successfully integrate KCI's businesses into our company. Our failure to successfully integrate KCI with our company, and to manage the challenges presented by the integration process successfully, may prevent us from achieving the anticipated benefits of the acquisition and could have a material adverse effect on our business.

AS OF NOVEMBER 30, 2004, WE HAD $212.1 MILLION IN TOTAL CONSOLIDATED INDEBTEDNESS, AND, AS OF NOVEMBER 30, 2004, AFTER GIVING PRO FORMA EFFECT TO THE TRANSACTIONS AS IF THEY HAD OCCURRED ON THAT DATE, WE WOULD HAVE HAD TOTAL CONSOLIDATED INDEBTEDNESS OF $422.0 MILLION. BECAUSE OF THIS SUBSTANTIAL DEBT, OUR OPERATING FLEXIBILITY AND COMPETITIVE POSITION COULD BE SERIOUSLY HARMED.

     As of November 30, 2004, we had $212.1 million in total consolidated indebtedness. We have incurred substantial additional indebtedness to finance the KCI acquisition. As of November 30, 2004, after giving pro forma effect to the Transactions, as if they had occurred as of that date, we would have had approximately $422.0 million of total debt and $7.4 million of letters of credit outstanding and approximately $232.2 million of unused borrowing capacity under our amended senior credit facility. In addition, we are party to an accounts receivable securitization arrangement, under which trade receivables sold and being serviced by us were $24.6 million at November 30, 2004. If we were to discontinue the securitization program, as of November 30, 2004, we would have been required to borrow approximately $24.6 million to finance the resulting increase in working capital. In addition, as of November 30, 2004, we were a party to operating leases requiring future minimum lease payments aggregating approximately $74.9 million. In addition, as of September 30, 2004, KCI was a party to operating leases requiring future minimum lease payments aggregating approximating $7.9 million. Although our amended senior credit facility and other debt agreements contain limitations on the amount of additional indebtedness that we and our subsidiaries may incur, both we and our subsidiaries retain the ability to incur substantial additional indebtedness. Accordingly, we may incur additional indebtedness in the future, including indebtedness incurred or assumed in connection with acquisitions.

     We have, and will continue to have, a substantial amount of debt which will continue to require significant interest and principal payments. Our level of debt and the limitations imposed on us by our debt agreements could adversely affect our operating flexibility and put us at a competitive disadvantage. Our substantial debt level may adversely affect our future performance, because, among other things:

     o we may be placed at a competitive disadvantage relative to our competitors, some of which have lower debt service obligations and greater financial resources than we do;

     o    our ability to complete future acquisitions may be limited;

     o we will have to use a portion of our cash flow for debt service rather than for operations;

     o we may not be able to obtain further debt financing and may have to pay more for financing;

     o    we may not be able to take advantage of business opportunities;

     o all but $150 million of our indebtedness bears interest at variable interest rates, making us vulnerable to increases in interest rates; and

     o    we will be more vulnerable to adverse economic conditions.

     Our ability to make scheduled payments of principal of, to pay interest on, or to refinance our indebtedness, including the debentures, and to satisfy our other debt and lease obligations will depend upon our future operating performance, which may be affected by factors beyond our control. In addition, there can be no assurance that future borrowings or equity financings will be available to us on favorable terms or at all for the payment or refinancing of our indebtedness. If we are unable to service our indebtedness, including the debentures, our business, financial condition and results of operations would be materially adversely affected.

MARKET DEMAND FOR OUR PRODUCTS MAY SUFFER CYCLICAL DECLINES.

     The level of market demand for our products depends on the general economic condition of the markets in which we compete. A substantial portion of our revenues is derived from customers in cyclical industries that typically are adversely affected by downward economic cycles, which may result in lower demand for products in the affected business segment. For example, we derive significant revenues from sales to original equipment manufacturers ("OEMs") in the heavy-duty truck, recreational vehicle ("RV"), automotive and construction industries. If consumer confidence declines considerably or if conditions in these industries otherwise deteriorate, consumer discretionary spending on home, RV and automobile purchases and remodeling and other construction projects could be negatively impacted, which would adversely impact our sales to customers in these markets. As a result, deterioration in the conditions in any of these industries, as well as in any of the other industries in which we operate, could adversely affect our businesses.

WE WILL BE REQUIRED TO INCLUDE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES WHEN COMPUTING DILUTED EARNINGS PER SHARE COMMENCING WITH THE SECOND QUARTER OF FISCAL 2005, WHICH WILL REDUCE DILUTED EARNINGS PER SHARE AND COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     We have excluded the potential conversion of the debentures into common stock in our diluted earnings per share calculation because the conditions under which conversion is allowed have not been met. The Emerging Issues Task Force ("EITF") has adopted EITF No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share," which will require the inclusion of the potential conversion of the debentures into common stock in our diluted earnings per share calculation even if the conditions that must be satisfied to allow conversion have not been met. EITF 04-8 is effective for reporting periods ending after December 15, 2004. We will adopt EITF No. 04-8 during the second quarter of fiscal 2005 and our adoption will require us to retroactively restate operating results for the first quarter of fiscal 2005 and fiscal 2004. This restatement will have the following effect on fiscal 2004 and the first quarter of fiscal 2005 results:

     o Diluted earnings per share from continuing operations will be reduced from $0.97 to $0.93 for fiscal 2004;

     o Diluted earnings per share from discontinued operations, net of taxes, will be reduced from $0.44 to $0.39 for fiscal 2004; and

     o Diluted net earnings per share will be reduced from $1.41 to $1.32 for fiscal 2004 and from $0.71 to $0.64 for the first quarter of fiscal 2005.

     The foregoing data for fiscal 2004 is based upon an increase of 3,027,636 common and equivalent shares, which is less than the 3,758,445 shares issuable upon conversion of the debentures, due to the fact that those debentures were not outstanding for all of fiscal 2004. Had the full number of shares issuable upon conversion of these debentures been used in the foregoing calculation for fiscal 2004, the reduction in diluted earnings per share would have been greater than the reduction reflected above. The foregoing data for the first quarter of fiscal 2005 includes the full 3,758,445 shares issuable upon conversion of the debentures.

     Adoption of this rule will result in a substantial reduction in our diluted earnings per share and could have a material adverse effect on the market price of our common stock.

OUR ABILITY TO SERVICE OUR DEBT OBLIGATIONS, INCLUDING OUR OBLIGATIONS UNDER THE DEBENTURES, WOULD BE HARMED IF WE FAIL TO COMPLY WITH THE FINANCIAL AND OTHER COVENANTS OF OUR DEBT AGREEMENTS.

     Our amended senior credit agreement and our other debt agreements contain a number of significant financial and other restrictive covenants. These covenants could adversely affect us by limiting our financial and operating flexibility as well as our ability to plan for and react to market conditions and to meet our capital needs. Our failure to comply with these covenants could result in events of default which, if not cured or waived, could result in our being required to repay indebtedness before its due date, and we may not have the financial resources or be able to arrange alternative financing to do so. As of November 30, 2004, we were in compliance with all of our covenants under our debt agreements. Borrowings under our amended senior credit facility are secured by a pledge of stock of certain of our subsidiaries and guaranteed by certain other subsidiaries. If borrowings under our amended senior credit facility were declared or became due and payable immediately as the result of an event of default and we were unable to repay or refinance those borrowings, the lenders could foreclose on the pledged stock. Any event that requires us to repay any of our debt before it is due could require us to borrow additional amounts at unfavorable borrowing terms, cause a significant decrease in our liquidity, and impair our ability to pay amounts due on our indebtedness. Moreover, if we are required to repay any of our debt before it becomes due, we may be unable to borrow additional amounts or otherwise obtain the cash necessary to repay that debt, and any failure to pay that debt when due could seriously harm our business.

OUR BUSINESSES OPERATE IN HIGHLY COMPETITIVE MARKETS, SO WE MAY BE FORCED TO CUT PRICES OR TO INCUR ADDITIONAL COSTS.

     Our businesses generally face substantial competition in each of their respective markets. Competition may force us to cut prices or to incur additional costs to remain competitive. We compete on the basis of product design, quality, availability, performance, customer service and price. Present or future competitors may have greater financial, technical or other resources which could put us at a disadvantage in the affected business or businesses.

OUR INTERNATIONAL OPERATIONS POSE CURRENCY AND OTHER RISKS. IN PARTICULAR, A PORTION OF THE INCREASE IN OUR NET SALES FOR FISCAL 2004 WAS DUE TO THE FAVORABLE IMPACT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES.

     Our international operations present special risks, primarily from currency exchange rate fluctuations, exposure to local economic and political conditions, export and import restrictions, controls on repatriation of cash and exposure to local political conditions. In particular, our results of operations have been significantly affected by fluctuations in foreign currency exchange rates. In that regard, our consolidated net sales for fiscal 2004 increased by $141.5 million over fiscal 2003, and approximately $34.4 million of that increase was due to the favorable impact of foreign currency exchange rate changes on translated results, due primarily to the weakness of the U.S. dollar relative to the Euro and certain other currencies. Accordingly, to the extent that the U.S. dollar strengthens relative to the Euro or certain other currencies, it could have an adverse effect on our results of operations.

     We have significant international operations. For fiscal 2004, we derived approximately 48% of our net sales from North America, 45% from Europe, 6% from Asia and 1% from South and Latin America. To the extent that we expand our international presence these risks may increase.

FUTURE ACQUISITIONS MAY CREATE TRANSITIONAL CHALLENGES.

     Our business strategy includes growth through small, strategic acquisitions, although we may from time to time consider larger acquisitions, such as the KCI acquisition. That strategy depends on the availability of suitable acquisition candidates at reasonable prices and our ability to quickly resolve challenges associated with integrating these acquired businesses into our existing business. These challenges include integration of product lines, sales forces and manufacturing facilities as well as decisions regarding divestitures, inventory write-offs and other charges. These challenges also pose risks with respect to employee turnover, disruption in product cycles and the loss of sales momentum. We cannot be certain that we will find suitable acquisition candidates or that we will consistently meet these challenges.

ENVIRONMENTAL LAWS AND REGULATIONS MAY RESULT IN ADDITIONAL COSTS.

     We are subject to federal, state, local and foreign laws and regulations governing public and worker health and safety and the indoor and outdoor environment. Any violations of these laws by us could cause us to incur unanticipated liabilities that could harm our operating results and cause our business to suffer. Pursuant to such laws, governmental authorities have required us to contribute to the cost of investigating or remediating, or to investigate or remediate, third party as well as currently or previously owned and operated sites. In addition, we provided environmental indemnities in connection with the sale of certain businesses and product lines. Liability as an owner or operator, or as an arranger for the treatment or disposal of hazardous substances, can be joint and several and can be imposed without regard to fault. As of November 30, 2004, we had a reserve of $1.9 million to cover known environmental costs. There is a risk that our costs relating to these matters could be greater than what we currently expect or exceed our insurance coverage, or that additional remediation and compliance obligations could arise which require us to make material expenditures, particularly as a result of the KCI acquisition. In particular, more stringent environmental laws, unanticipated remediation requirements or the discovery of previously unknown conditions could materially harm our financial condition and operating results. We are also required to comply with various environmental laws and maintain permits, some of which are subject to discretionary renewal from time to time, for many of our businesses, and we could suffer if we are unable to renew existing permits or to obtain any additional permits that we may require.

ANY LOSS OF KEY PERSONNEL AND THE INABILITY TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR OPERATIONS.

     We are dependent on the continued services of key executives such as Robert
C. Arzbaecher, our Chief Executive Officer, Andrew G. Lampereur, our Chief Financial Officer, William S. Blackmore, our Executive Vice President, Engineered Solutions, and Mark E. Goldstein, Executive Vice President, Tools & Supplies. We do not currently have employment agreements with these or any other officers. Following the KCI acquisition, we are highly dependent upon the continued services of key managers and employees of each of KCI's six business units. The departure of key personnel without adequate replacement could severely disrupt our business operations. The departure of any of the key management of KCI's six business units could have a material adverse impact on our integration of KCI into our businesses. Additionally, we need qualified managers and skilled employees with technical and manufacturing industry experience to operate our businesses successfully. From time to time there may be shortages of skilled labor which may make it more difficult and expensive for us to attract and retain qualified employees. If we are unable to attract and retain qualified individuals or our costs to do so increase significantly, our operations would be materially adversely affected.

WE MAY BE REQUIRED TO MAKE PAYMENTS IN RESPECT OF BUSINESSES THAT WE HAVE SOLD.

     We have sold a number of businesses over the last several years. We have typically agreed to indemnify the buyers with respect to certain matters relating to the businesses that we have sold, and we may from time to time be required to make payments to the buyers under those indemnities. To the extent we are required to make any similar payments in the future, those payments could be substantial, which could require us to borrow additional amounts at unfavorable borrowing terms and cause a significant decrease in our liquidity, both of which could severely harm our business.

IF OUR INTELLECTUAL PROPERTY PROTECTION IS INADEQUATE, OTHERS MAY BE ABLE TO USE OUR TECHNOLOGIES AND TRADENAMES AND THEREBY REDUCE OUR ABILITY TO COMPETE, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON US, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We regard much of the technology underlying our services and products and the trademarks under which we market our products as proprietary. The steps we take to protect our proprietary technology may be inadequate to prevent misappropriation of our technology, or third parties may develop similar technology independently. We rely on a combination of patents, trademark, copyright and trade secret laws, employee and third-party non-disclosure agreements and other contracts to establish and protect our technology and other intellectual property rights. The agreements may be breached or terminated, and we may not have adequate remedies for any breach, and existing trade secrets, patent and copyright law afford us limited protection. Policing unauthorized use of our intellectual property is difficult. A third party could copy or otherwise obtain and use our products or technology without authorization.

     Litigation may be necessary for us to defend against claims of infringement, to protect our intellectual property rights and could result in substantial cost to us, and diversion of our efforts. Further, we might not prevail in such litigation which could harm our business.

OUR PRODUCTS COULD INFRINGE ON THE INTELLECTUAL PROPERTY OF OTHERS, WHICH MAY CAUSE US TO ENGAGE IN COSTLY LITIGATION AND, IF WE ARE NOT SUCCESSFUL, COULD CAUSE US TO PAY SUBSTANTIAL DAMAGES AND PROHIBIT US FROM SELLING OUR PRODUCTS.

     Third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property claims, and we may have to pay substantial damages, possibly including treble damages, if it is ultimately determined that they do. We may have to obtain a license to sell our products if it is determined that our products infringe upon another person's intellectual property. We might be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending these types of lawsuits takes significant time, may be expensive and may divert management attention from other business concerns.

THE CONFLICT IN IRAQ AND ANY FUTURE ARMED CONFLICT OR TERRORIST ACTIVITIES MAY CAUSE THE ECONOMIC CONDITIONS IN THE U.S. OR ABROAD TO DETERIORATE, WHICH COULD HARM OUR BUSINESS.

     The U.S. and other countries are engaged in a war in Iraq and military personnel are still engaged in that country. The duration and outcome of these activities are unknown. Continued occupation of Iraq, future terrorist attacks against targets in the U.S. or abroad, rumors or threats of war, additional conflicts involving the U.S. or its allies or trade disruptions may impact our operations or cause general economic conditions in the U.S. and abroad to deteriorate. A prolonged economic slowdown or recession in the U.S. or in other areas of the world could reduce the demand for our products and, therefore, negatively affect our future sales. Any of these events could have a significant impact on our business, financial condition or results of operations and may result in the volatility of the market price for our common stock.

IN THE EVENT WE ARE UNABLE TO SATISFY REGULATORY REQUIREMENTS RELATING TO INTERNAL CONTROLS, OR IF THESE INTERNAL CONTROLS OVER FINANCIAL REPORTING ARE NOT EFFECTIVE, OUR BUSINESS AND OUR STOCK PRICE COULD SUFFER.

     Section 404 of Sarbanes Oxley requires companies to do a comprehensive evaluation of their internal controls. As a result, we are currently performing an evaluation of our internal controls over financial reporting so that our management can certify as to the effectiveness of our internal controls and our auditor can publicly attest to this certification. This certification will also need to encompass the internal controls of KCI, but KCI's internal controls evaluation is in its early stages. Accordingly, as permitted by the SEC, we currently intend to exclude KCI from our certification under Section 404 of Sarbanes Oxley for a period of up to one year following the acquisition. There may be deficiencies in KCI's internal accounting system and we may therefore be delayed in detecting them and we may not detect them at all, which could have a material adverse effect on our business. Our efforts to comply with Section 404 and related regulations regarding our management's required assessment of internal control over financial reporting and our independent auditors' attestation of that assessment has required, and continues to require, the commitment of significant financial and managerial resources, and we anticipate that the KCI acquisition will require the commitment of further resources, which will be substantial. If we fail to timely complete our current evaluation or the evaluation of KCI, if our management is unable to certify the effectiveness of our internal controls or if our auditors cannot attest to our certification, we could be subject to regulatory scrutiny and a loss of public confidence, which could have a material adverse effect on our business.

LARGE OR RAPID INCREASES IN THE COSTS OF RAW MATERIALS OR SUBSTANTIAL DECREASES IN THEIR AVAILABILITY COULD ADVERSELY AFFECT OUR OPERATIONS.

     The primary raw materials that we use include steel, plastic resin, copper, brass, steel wire and rubber. Most of our suppliers are not currently parties to long-term contracts with us. Consequently, we are vulnerable to fluctuations in prices of such raw materials. Market prices for certain materials such as steel, plastic resin and copper have been rising, which could have a negative effect on our operating results and ability to manufacture our respective products on a timely basis. Prior to the KCI acquisition, we estimated that increases in raw material prices would have an incremental negative impact on our gross profit of approximately $2-$3 million in fiscal 2005 as compared to fiscal 2004 although we cannot assure you that the actual negative impact will not be higher. The actual negative impact may also be higher than we anticipated because our estimate did not take into account the KCI acquisition. We have not entered into any derivative contracts to hedge our exposure to commodity risk. Factors such as supply and demand, freight costs and transportation availability, inventory levels, the level of imports and general economic conditions may affect the prices of raw materials that we need. If we experience any significant increases in raw material prices, or if we are unable to pass along any increases in raw material prices to our customers, then our results of operations could be adversely affected.

              RISKS RELATED TO THE DEBENTURES AND THE COMMON STOCK

THE DEBENTURES ARE UNSECURED AND SUBORDINATED TO OUR SENIOR INDEBTEDNESS.

     The debentures are unsecured, which means that you will have no recourse to our specific assets or to the specific assets of our subsidiaries if a default occurs under the debentures or the indenture. In addition, the debentures are our senior subordinated obligations, which means the debentures rank junior in right of payment to all of our existing and future senior indebtedness, as defined in the indenture relating to the debentures. This means that, upon any payment or distribution of our assets in a bankruptcy, insolvency or similar proceeding, we will not be permitted to make any payments on the debentures until all of our senior indebtedness has been paid in full.

     In addition, we will also be prohibited from making any payments on the debentures if any of our designated senior indebtedness (as defined herein) is not paid when due or has been declared due and payable because of a default. In addition, in the event of certain other defaults in respect of our designated senior indebtedness, we may be prohibited from making payments on the debentures.

     As of November 30, 2004, we had approximately $62.4 million of senior indebtedness outstanding, excluding senior indebtedness of our subsidiaries and accrued interest. As of November 30, 2004, after giving effect to the Transactions as if they had occurred in that date, we had $266.8 million of borrowings and $1.0 million of letters of credit outstanding under our amended senior credit facility. In addition, we have pledged the stock of some of our domestic subsidiaries and 65% of the stock of certain of our foreign subsidiaries to secure our obligations under our amended senior credit facility. If we default on any payments required under our amended senior credit facility, or if we fail to comply with other provisions governing these obligations such as the maintenance of certain required financial ratios, the senior lenders could declare all amounts outstanding, together with accrued and unpaid interest, immediately due and payable. If we are unable to repay amounts due, the lenders could proceed against the collateral securing the debt and we then may not have enough assets left to pay you or other holders of our subordinated debt. Although some of our debt agreements contain limitations on our ability and the ability of our subsidiaries to incur additional indebtedness, both we and our subsidiaries have the right to incur substantial additional indebtedness, including senior indebtedness.

OUR ABILITY TO SERVICE OUR DEBT, INCLUDING THE DEBENTURES, DEPENDS UPON CASH PROVIDED TO US BY OUR SUBSIDIARIES, AND THE DEBENTURES ARE EFFECTIVELY SUBORDINATED TO THE LIABILITIES OF OUR SUBSIDIARIES.

     We are a holding company and we derive a substantial portion of our revenues from, and a substantial portion of our assets are held through, our subsidiaries. As a result, our cash flow and our ability to service our debt, including the debentures, depends on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash to pay amounts due on our obligations, including the debentures. Our subsidiaries are separate and distinct legal entities and our subsidiaries have no obligation to make payments on the debentures or to make any funds available for that purpose. In addition, dividends, loans, or other distributions from our subsidiaries to us may be subject to contractual and other restrictions, are dependent upon results of operations of our subsidiaries, and may be subject to tax or other laws limiting our ability to repatriate funds from foreign subsidiaries, and are subject to other business considerations.

     A substantial portion of our assets is held by our subsidiaries.

     As of November 30, 2004, our subsidiaries generated approximately 85% of our consolidated net sales approximately 78% of our consolidated operating profit and approximately 44% of our consolidated net earnings, and at November 30, 2004 held approximately 88% of our consolidated assets.

     Because of our holding company structure, the debentures are effectively subordinated to all existing and future liabilities of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the debentures, to participate in the assets of any subsidiary upon that subsidiary's liquidation or reorganization will be subject to the prior claims of that subsidiary's creditors and of the holders of any indebtedness or other obligations guaranteed by that subsidiary, except to the extent that we may ourselves be a creditor with recognized claims against that subsidiary. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of that subsidiary senior to that held by us. All liabilities of our subsidiaries effectively rank senior in right of payment to the debentures and those liabilities could be substantial.

THE TERMS OF THE DEBENTURES DO NOT RESTRICT OUR ABILITY TO INCUR ADDITIONAL DEBT, PAY DIVIDENDS, REPURCHASE OUR SECURITIES OR COMPLETE OTHER FINANCIAL TRANSACTIONS.

     The indenture governing the debentures does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. Although some of our other debt instruments impose limitations on our incurrence of additional indebtedness, both we and our subsidiaries retain the ability to incur substantial additional indebtedness and other obligations, including additional senior indebtedness. If we or our subsidiaries were to incur additional debt or liabilities, our ability to service our indebtedness and pay our obligations on the debentures and our other obligations could be adversely affected. We anticipate that from time to time, we and our subsidiaries will incur additional indebtedness, including indebtedness that is senior to the debentures. In addition, we are not restricted by the indenture from paying dividends or issuing or repurchasing our securities. As part of our strategy, we may incur indebtedness to finance potential acquisitions, which may cause us to incur significant indebtedness to which the debentures might be subordinated.

     A higher level of indebtedness increases the risk that we may default on our debt obligations. There is a risk that we may not be able to generate sufficient cash flow to pay the interest or make other required payments on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. Although the indenture governing the debentures permits holders to require us to repurchase the debentures upon the occurrence of certain "designated events," as defined, the definition of "designated event" does not cover all change of control events or other business combination transactions that may adversely affect the value of the debentures.

A HOLDER'S ABILITY TO REQUIRE US TO REPURCHASE ITS DEBENTURES AS A RESULT OF A CONVEYANCE, TRANSFER, SALE, LEASE OR OTHER DISPOSITION OF LESS THAN ALL OF OUR ASSETS MAY BE UNCERTAIN.

     As described in the preceding paragraph, the indenture governing the debentures permits holders to require us to repurchase the debentures upon the occurrence of certain "designated events," which term is defined to include any conveyance, transfer, sale, lease or other disposition of "all or substantially all" of our assets to any other person. It may not be clear to a holder that a designated event due to a conveyance, transfer, lease, sale or other disposition of substantially all of our assets has occurred because there is no precise, established definition of the phrase "substantially all" under New York law, which governs the indenture and debentures, or under the laws of Wisconsin, our state of incorporation. Accordingly, a holder's ability to require us to repurchase its debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

WE MAY BE UNABLE TO REPURCHASE OR REPAY YOUR DEBENTURES.

     At maturity, the entire outstanding principal amount of the debentures will become due and payable by us. In addition, on specified dates in 2010, 2013 and 2018, or at any time prior to maturity if a designated event occurs, each holder of debentures may require that we purchase all or a portion of that holder's debentures at a repurchase price equal to 100% of the principal amount of the debenture to be repurchased, plus accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to but excluding the repurchase date. There is a risk that we may not have sufficient funds or be able to arrange for financing to pay the principal amount at maturity or to purchase the debentures under the circumstances described above. If we are required to repurchase or repay debentures (whether at maturity, upon one of the repurchase dates referred to above, upon the occurrence of a designated event or otherwise) while we are prohibited by our amended senior credit facility or any other instrument or agreement from repurchasing or repaying the debentures, we would have to seek the consent of our lenders to purchase the debentures or to refinance this other debt. There is a risk that we would not be able to obtain such a consent or to refinance that other debt, in which case, we would be unable to purchase the debentures. In that case, our failure to repay the debentures at maturity or to purchase any tendered debentures would constitute an event of default under the indenture, which would constitute a default under the terms of our amended senior credit facility and could constitute an event of default under other debt instruments. In such event, the holders of that other indebtedness generally would be able to declare that indebtedness to be due and payable immediately and, in the case of secured indebtedness, to realize upon the collateral. Moreover, if any of our senior indebtedness were to be accelerated, holders of the debentures would not be entitled to receive any payments until all of our senior indebtedness had been paid in full.

     Certain change of control events constitute an event of default under our amended senior credit facility. Some of these change of control events are similar to events that would constitute a "designated event" with respect to the debentures. Accordingly, if one or more of these change of control events or designated events were to occur, there is a risk that we may not be able to repurchase or repay any of debentures or the other indebtedness that becomes due.

THE ABSENCE OF A PUBLIC MARKET FOR THE DEBENTURES COULD CAUSE PURCHASERS OF THE DEBENTURES TO BE UNABLE TO RESELL THEM FOR AN EXTENDED PERIOD OF TIME.

     There is no established trading market for the debentures. The debentures are eligible for trading on the PORTAL Market. However, debentures sold pursuant to this prospectus will not remain eligible for trading on the PORTAL Market. We do not intend to apply for listing of the debentures on any securities exchange or include the debentures in any automated quotation system. A market for the debentures may not develop or, if one does develop, it may not be maintained. If an active market for the debentures fails to develop or be sustained, the value of the debentures could decline significantly. Whether or not the value of the debentures declines depends on many factors, including prevailing interest rates and the market for similar securities, the market price for our common stock and our financial condition, financial performance and future prospects.



THE MARKET PRICE FOR OUR COMMON STOCK MAY BE VOLATILE AND MAY AFFECT THE VALUE OF THE DEBENTURES.

     The market price of our common stock could fluctuate substantially in the future in response to a number of factors, including those discussed below. Fluctuations in the market price of our common stock could affect the value of the debentures. This may result in greater volatility in the value of the debentures than would be expected for nonconvertible debt securities we issue. The market price of our common stock has in the past and is likely to continue to fluctuate significantly. Some of the factors that may cause the price of our common stock to fluctuate include:

     o    variations in our and our competitors' quarterly operating results;

     o changes in securities analysts' estimates of our future performance and the future performance of our competitors;

     o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    gains or losses of significant customers;

     o    additions or departure of key personnel;

     o events affecting other companies that the market deems comparable to us;

     o    general conditions in industries in which we operate;

     o    general conditions in the United States and abroad;

     o    the presence or absence of short selling of our common stock;

     o    future sales of our common stock or debt securities; and

     o announcements by us or our competitors of technological improvements or new products.

The stock markets in general have experienced substantial price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the trading price of the common stock or the value of the debentures.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE AFFECTED BY THE SUBSTANTIAL NUMBER OF SHARES THAT ARE ELIGIBLE FOR FUTURE SALE.

     As of November 30, 2004, we had 24,052,314 shares of common stock outstanding, excluding 1,975,879 shares issuable upon the exercise of outstanding options granted under our existing stock option plans, and 332,521 additional shares reserved for issuance under existing stock option plans and employee stock purchase plans and 2,875,000 shares issued in the public offering on December 28, 2004. We cannot predict the effect, if any, that sales of the debentures or future sales of shares of common stock, including common stock issuable upon the exercise of options or the conversion of the debentures, or the availability of shares of common stock for future sale, will have on the market price of common stock prevailing from time to time.

     Based on filings made with the SEC we are aware of three institutions that each hold in excess of 5% of our outstanding common stock. We are not able to predict whether or when any of these institutions will sell substantial amounts of our common stock. Sales of our common stock by these institutions could adversely affect prevailing market prices for our common stock.

CONVERSION OF THE DEBENTURES WILL DILUTE THE OWNERSHIP INTEREST OF EXISTING STOCKHOLDERS.

     The conversion of the debentures into shares of our common stock will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon conversion of the debentures could adversely affect prevailing market prices for our common stock. In addition, the existence of the debentures may encourage short selling by market participants due to this potential dilution or to facilitate trading strategies involving debentures and common stock.

YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE DEBENTURES.

     Under the indenture, we have agreed, and by acceptance of a beneficial interest in the debentures each beneficial owner of the debentures is deemed to have agreed, among other things, for United States federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments, and the discussion below assumes that the debentures will be so treated. However, there is a risk that the Internal Revenue Service could assert that the debentures should be treated differently. Any such different treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures. In general, beneficial owners of the debentures are required to accrue ordinary interest income, which we refer to as tax original issue discount, on debentures, in advance of the receipt of the cash or other property attributable to the debentures, regardless of whether such owner uses the cash or accrual method of tax accounting. Beneficial owners are required, in general, to accrue tax original issue discount based on the rate at which we would have issued a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to those of the debentures, rather than at a lower rate based on the stated semiannual regular cash interest payable on the debentures. Accordingly, owners of the debentures are required to include interest in taxable income in each year in excess of the stated semiannual regular cash interest payable on the debentures. Furthermore, upon a sale, exchange, repurchase by us at the holder's option, conversion, redemption or retirement of a debenture, owners of the debentures will recognize gain or loss equal to the difference between the amount realized and their adjusted tax basis in the debentures. In general, the amount realized will include, in the case of a conversion, the fair market value of shares of our common stock received. Any gain on a sale, exchange, repurchase by us at the holder's option, conversion, redemption or retirement of a debenture will be treated as ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. Owners of the debentures should consult their tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the debentures. A summary of the United States federal income tax consequences of ownership of the debentures is described in this prospectus under the heading "Material United States Federal Income Tax Considerations."

THE CONDITIONAL CONVERSION FEATURE OF THE DEBENTURES COULD RESULT IN YOU RECEIVING LESS THAN THE VALUE OF THE COMMON STOCK INTO WHICH A DEBENTURE IS CONVERTIBLE.

     The debentures are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your debentures, and you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

THE MARKET PRICE FOR THE DEBENTURES MAY BE AFFECTED BY THEIR RATING

     The debentures have been assigned a rating by Standard & Poor's Rating Group. If the rating assigned to the debentures is reduced or withdrawn in the future, the value of the debentures and the trading price of our common stock could be adversely affected. In addition, if in the future one or more other rating agencies rate the debentures and assign the debentures a rating lower than the rating expected by investors, or if Standard & Poor's or any other rating agency reduces their rating or indicates that their rating on the debentures is under surveillance or review with possible negative implications, the value of the debentures and the trading price of our common stock could be adversely affected. Also, a negative change in the rating of other debt that we issue could adversely affect the trading value of the debentures.

THE CONVERSION RATE OF THE DEBENTURES MAY NOT BE ADJUSTED FOR ALL DILUTIVE
EVENTS.

     The conversion rate of the debentures is subject to adjustment for certain events including, but not limited to, the issuance of dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain issuer tender or exchange offers as described under "Description of Debentures--Conversion of the Debentures--Conversion Rate Adjustment." The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash that may adversely affect the value of the debentures or the trading price of the common stock. In that regard, the anti-dilution adjustments in the indenture will relate only to events affecting the common stock, and therefore no adjustment to the conversion rate will be made for events affecting any Class B common stock we may issue in the future, including dividends or distributions on or repurchases of any such Class B common stock, except to the limited extent set forth in clause (8) of the first paragraph under "Description of Debentures--Conversion of the Debentures--Conversion Rate Adjustments." There is a risk that an event could occur that adversely affects the value of the debentures, but does not result in an adjustment to the conversion rate.

WE DO NOT INTEND TO PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

     We currently do not plan to declare or pay cash dividends in the foreseeable future but instead intend to retain cash for working capital needs, acquisitions, if any, and to reduce outstanding debt.

SOME PROVISIONS OF OUR CHARTER AND BYLAWS AND OF WISCONSIN LAW MAY PREVENT A CHANGE IN CONTROL OR ADVERSELY AFFECT OUR SHAREHOLDERS.

     Certain provisions of our articles of incorporation and bylaws and of the Wisconsin Business Corporation Law may discourage, delay or prevent a change of control that shareholders may consider favorable. Certain provisions of our articles of incorporation and bylaws and of the Wisconsin Business Corporation Law may discourage transactions that otherwise could provide for payment of a premium over the prevailing market price of our common stock and also may limit the price that investors are willing to pay in the future for shares of our common stock and debentures.

     For example, our articles of incorporation and bylaws:

     o do not provide for cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of our common stock to elect some directors;

     o while currently not implemented, permit us to classify the board of directors into two or three classes serving staggered two or three-year terms, respectively, which may lengthen the time required to gain control of our board of directors;

     o require super-majority voting to effect amendments to provisions of our articles of incorporation and bylaws or to approve or adopt a merger or consolidation of us, or approve or adopt a sale or exchange of all or substantially all of our assets;

     o establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by shareholders at a shareholder meeting; and

     o allow the board to issue shares of Class B common stock (which would then have the right to elect a majority of the directors) and to issue and determine terms of preferred stock.

     In addition, certain sections of the Wisconsin Business Corporation Law may discourage, delay or prevent a change in control by:

     o limiting the voting power of certain shareholders exercising 20% or more of our voting power,

     o prohibiting us from engaging in a business combination with an interested stockholder, or

     o requiring a super-majority vote for any business combination that does not meet certain fair price standards.

See "Description of Capital Stock--Certain Statutory Provisions" in this prospectus.

ANY ISSUANCE OF PREFERRED STOCK OR CLASS B COMMON STOCK COULD ADVERSELY AFFECT THE HOLDERS OF OUR COMMON STOCK.

     Our board of directors is authorized to issue shares of preferred stock or Class B common stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set specified terms of any series of preferred stock, including dividend rates, votes per share and amounts payable in the event of our dissolution, liquidation or winding up. Any preferred stock that we issue may have a preference over our common stock with respect to the payment of dividends and upon our liquidation, dissolution or winding up and the holders of the preferred stock would be entitled to vote as a single class with the holders of our common stock in the election of directors. As a result, our board of directors could issue preferred stock with dividend, liquidation and voting rights and with other terms that could adversely affect the interests of the holders of our common stock. If any shares of Class B common stock are issued, our articles of incorporation provide that the Class B common shareholders, voting as a separate class, would be entitled to elect a majority of our board of directors, while the holders of our common stock, voting as a single class with the holders of any outstanding preferred stock, would be entitled to elect a minority of our board of directors. As a result, the issuance of any Class B common stock would adversely affect the voting rights of holders of our common stock. We do not currently intend to issue any preferred stock or Class B common stock.

PERSONS HOLDING OUR COMMON STOCK THAT ALSO PURCHASE THE DEBENTURES COULD HAVE THE VOTING POWER OF THEIR SHARES OF COMMON STOCK ON ALL MATTERS SIGNIFICANTLY REDUCED UNDER WISCONSIN ANTI-TAKEOVER STATUTES, IF THE PERSON HOLDS 20% OF THE VOTING POWER IN THE ELECTION OF DIRECTORS.

     Under Section 180.1150(2) of the Wisconsin Business Corporation Law, if a person holds voting power of our company in excess of 20% of the voting power in the election of directors, then that person's voting power shall be limited (in voting on any matter) to 10% of the full voting power of such excess shares, unless full voting rights have been restored to that person at a special meeting of the shareholders called for that purpose. A person's common stock holdings as well as any shares issuable upon conversion of such person's convertible securities or the exercise of such person's options or warrants are included in calculating such person's voting power. Therefore, any shares issuable to a holder of debentures upon conversion of the debentures will be included in determining whether such holder holds more than 20% of our voting power. If a holder of common stock holds more than 20% of our outstanding common stock, after taking into account any shares of common stock that the holder would receive upon the exercise or conversion of outstanding options or warrants on the debentures, then the holder's voting power would be significantly reduced under Wisconsin anti-takeover statutes. See "Description of Capital Stock--Certain Statutory Provisions."

                    CAUTIONARY NOTE REGARDING FORWARD-LOOKING
                                   STATEMENTS

     This prospectus, including the documents incorporated and deemed to be incorporated by reference herein, contain statements that constitute forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in the forward-looking statements. The words "may," "should," "could," "anticipate," "believe," "estimate," "expect," "project," "plan," "objective" and similar expressions are intended to identify forward-looking statements. Additionally, any projections or estimates of future revenues, earnings, earnings per share, tax rates, interest rates, debt reductions, earnings before interest, taxes, depreciation and amortization or similar matters (both with respect to Actuant or any companies we have acquired or may acquire), any projections or estimates regarding the effect of completed or pending acquisitions on revenues, earnings, earnings per share or other operating results, any projections or estimates of dates by which orders included in our backlog will be filled, future profit margins or operating results (including profit margins or operating results of us, our business units, companies we have acquired or may acquire or business units of those other companies), future sales to the recreational vehicle market, future profit margins of our automotive business, future commodity prices and their impact on gross profits, and future sales of convertible top actuation and latching systems, and any statements regarding our goals as to growth in our annual diluted earnings per share and our intention to leverage our market position to generate internal sales growth and the effect of our "Lean Enterprise Across Disciplines" process on profit margins, are forward-looking statements, and the actual results of operations, financial conditions and other events and conditions could differ, perhaps substantially, from those expressed or implied in those forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with the forward-looking statements included in this prospectus and the documents incorporated or deemed to be incorporated by reference herein and the risk factors discussed in this prospectus under the caption "Risk Factors," factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, general economic conditions and market conditions in the industrial production, truck, construction, automotive, and recreational vehicle industries in North America and Europe and, to a lesser extent, Asia, and in the recreational boating and marine, electric utility and aerospace industries in North America, market acceptance of existing and new products, successful integration of acquisitions, competitive pricing, foreign currency risks, interest rate risks, prices of commodities and other raw materials, potential tax liabilities, environmental matters, our ability to access capital markets, our high debt level, unforeseen costs, and other factors that may be referred to in this prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus.

     All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

     In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus might not transpire.

                                   MARKET DATA

     The information in this prospectus and the documents incorporated by reference herein concerning market positions of certain of our products is based on our net sales for fiscal year 2004 and management's estimates of our competitors' respective dollar volumes of net sales for the products, markets and geographic region or regions to which we refer. These estimates are based on our internal estimates, our knowledge of our relative position and the relative position of our competitors in applicable markets, and, in some limited cases, industry sources. Other market data included in this prospectus and the documents incorporated by reference in this prospectus concerning our business is estimated and is based on independent industry publications or other publicly available information. Although we believe that the information on which we have based these estimates of our market position and this market data is generally reliable, the accuracy and completeness of this information is not guaranteed and this information has not been independently verified. This prospectus and the documents incorporated by reference herein include sales data for businesses that we acquired prior to their dates of acquisition. This information on market positions and products and sales data was provided to us by the sellers of those businesses and has not been independently verified, and the accuracy of that information is not guaranteed.

     This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale by any selling securityholder of the debentures or the shares of common stock issuable upon conversion of the debentures.

                                 DIVIDEND POLICY

     Cash dividends on our common stock were not declared or paid during fiscal 2004, 2003 or 2002 and we currently do not plan to pay cash dividends. Cash is currently expected to be retained for working capital needs, acquisitions, if any, and to reduce outstanding debt. Our amended senior credit facility restricts the amount of cash dividends that we may pay.

                            COMMON STOCK PRICE RANGE

     Our common stock is traded on the New York Stock Exchange under the symbol "ATU." The following table sets forth the range of high and low sales prices for our common stock on the New York Stock Exchange for the periods indicated. The high and low sales prices for our common stock have been adjusted to reflect the impact of a two-for-one stock split effected on October 21, 2003.

      FISCAL
       YEAR                           PERIOD                  HIGH          LOW
       ----                           ------                  ----          ---

       2005      December 1, 2004 to January 25, 2005        $53.43       $46.57
                 September 1, 2004 to November 30, 2004

       2004      June 1, 2004 to August 31, 2004             $40.15       $32.52
                 March 1, 2004 to May 31, 2004                42.35        32.17
                 December 1, 2003 to February 29, 2004        43.10        30.62
                 September 1, 2003 to November 30, 2003       33.42        25.76

       2003      June 1, 2003 to August 31, 2003             $26.82       $20.75
                 March 1, 2003 to May 31, 2003                21.64        16.25
                 December 1, 2002 to February 28, 2003        24.68        16.78
                 September 1, 2002 to November 30, 2002       22.40        16.55

On September 30, 2004, we had approximately 1,709 stockholders of record of our common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents the ratio of earnings to fixed charges for Actuant Corporation and its consolidated subsidiaries for each of the periods indicated. The information presented reflects all business units other than our former electronics enclosures business, which was distributed to shareholders in the spin-off transaction on July 31, 2000 and is reported in discontinued operations in the consolidated financial statements. The results of all businesses acquired or divested during the time periods presented are included in the table from their respective acquisition dates or up to their respective divestiture dates. As a result, the data contained in the following table is not fully representative of the group of business units that comprised our company as of August 31, 2004.

                                                           YEARS ENDED AUGUST 31,                        NOVEMBER 30,
                                       --------------------------------------------------------------- ------------------
                                            2000          2001          2002          2003     2004          2004
Ratio of earnings to fixed charges(1)       1.6x          1.8x          1.7x          3.0x     3.7x          13.2x

(1)  The ratio of earnings to fixed charges is determined by dividing net earnings before interest expense, taxes on income, amortization of debt expense, and a portion of rent expense deemed representative of the interest component

                                                          -31-


     by the sum of interest expense, capitalized interest, amortization of debt expense, and a portion of rent expense deemed representative of the interest component.


                          DESCRIPTION OF THE DEBENTURES

     The debentures were issued under an indenture, dated as of November 10, 2003 between Actuant Corporation, as issuer, certain of our domestic subsidiaries, as guarantors (which guarantors were released from their obligations under the indenture on November 26, 2004) and U.S. Bank National Association, as trustee. The following description is a summary of some of the provisions of the debentures and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. We urge holders of the debentures to read the indenture because it, and not this description, defines the rights as a holder of the debentures.

     As used in this "Description of Debentures" section, references to "Actuant," "we," "our" or "us" refer solely to Actuant Corporation and not to our subsidiaries, unless the context otherwise requires.

GENERAL

     The debentures are limited to an aggregate principal amount of $150,000,000. The debentures are issued only in denominations of $1,000 and multiples of $1,000. We use the term debenture in this prospectus to refer to each $1,000 principal amount of the debentures. The debentures are convertible into common stock as described under "--Conversion of the Debentures." The debentures mature on November 15, 2023, unless earlier converted, redeemed or repurchased. The debentures are our unsecured senior subordinated obligations, and the payment of the principal of and interest, contingent interest, if any, and liquidated damages, if any, on the debentures are subordinated in right of payment to the prior payment in full of our existing and future "senior indebtedness" (as defined). The debentures rank equally in right of payment with our existing and future senior subordinated indebtedness and rank senior in right of payment to any of our future subordinated indebtedness. The debentures also rank junior in right of payment to our secured indebtedness (including our obligations under our amended senior credit facility) to the extent of the underlying collateral. At November 30, 2004, our senior indebtedness, excluding senior indebtedness of our subsidiaries and accrued interest, after giving effect to the Transactions as if they had occurred on that date, consisted of approximately $16.8 million of revolving credit and commercial paper borrowings, and $7.4 million of letters of credit. The terms "senior indebtedness" and "senior subordinated indebtedness" are defined under the heading "Description of Debentures--Ranking."

     When the debentures were initially issued, they were guaranteed by certain of our domestic subsidiaries. On November 26, 2004, these guarantees were released from their obligations under the indenture governing the debentures. As a result, effective as of November 27, 2004, the debentures are no longer entitled to the benefit of these guarantees and we alone will be responsible for making payments on the debentures.

     Substantially all of our assets are held by our subsidiaries. Accordingly, the debentures are effectively subordinated to all existing and future liabilities of our subsidiaries and will be effectively subordinated to all existing and future liabilities of all of our subsidiaries. See "Risk Factors--The debentures are unsecured and subordinated to our senior indebtedness."

     Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture.

     Holders are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of Actuant except to the extent described below under "--Repurchase of Debentures at a Holder's Option Upon a Designated Event."

     Under the indenture governing the debentures, we have agreed, and by acceptance of a beneficial interest in the debentures each beneficial owner of the debentures is deemed to have agreed, among other things, for United States federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion of the debentures as a contingent payment, and the discussion herein assumes that such treatment is correct. However, the characterization of instruments such as the debentures and the application of such regulations are not entirely certain in several respects. See "Material United States Federal Income Tax Considerations."

     The debentures are debt instruments that are subject to the contingent payment debt regulations. Therefore, the debentures were issued with original issue discount for United States federal income tax purposes, which we refer to as tax original issue discount. In general, beneficial owners of the debentures are required to accrue interest income on the debentures for United States federal income tax purposes in the manner described herein, regardless of whether such owners use the cash or accrual method of tax accounting. Beneficial owners are required, in general, to accrue interest each year, as tax original issue discount, based on the rate at which we would have issued a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to those of the debentures, rather than at a lower rate based on the accrual on the debentures for non-tax purposes (i.e., in excess of the stated semiannual regular cash interest payments and any contingent interest payments) actually received in that year. Accordingly, owners of the debentures generally are required to include tax original issue discount as interest in taxable income in each year in excess of the accruals on the debentures for non-tax purposes. Furthermore, upon a sale, exchange, repurchase by us at the holder's option, conversion, redemption or retirement of a debenture, holders will recognize gain or loss equal to the difference between the amount realized and their adjusted tax basis in the debenture. The amount realized will include the fair market value of shares of our common stock received upon conversion. Any gain recognized on a sale, exchange, repurchase by us at the holder's option, conversion, redemption or retirement of a debenture will be treated as ordinary interest income. Holders are expected to consult their own tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the debentures.

REGULAR INTEREST

     The debentures bear interest at a rate of 2% per annum from November 10, 2003, or from the most recent date to which interest has been paid or duly provided for. We will also pay contingent interest under certain circumstances as described under "--Contingent Interest." We will pay interest, including contingent interest, if any, semiannually in arrears on May 15 and November 15 of each year, beginning May 15, 2004 (each an "interest payment date"), to holders of record at the close of business on the preceding May 1 and November 1 (each, a "record date"), respectively.

     We maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal and interest on the debentures and holders may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to a holder's address as it appears in the debenture register, provided that holders with an aggregate principal amount of debentures in excess of $10 million shall be paid, at their written election, by wire transfer in immediately available funds. However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

     Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. If any date for the payment of interest, contingent interest, if any, or liquidated damages, if any, is not a business day, then the applicable payment will be made on the next succeeding day that is a business day and without any interest or other payment in respect of the delay. If any redemption date, repurchase date or maturity date is not a business day, then the payment of principal and accrued interest, if any, contingent interest, if any, and liquidated damages, if any, will be made on the next succeeding day that is a business day and without any interest or other payment in respect of the delay.

CONVERSION OF THE DEBENTURES

     Subject to the conditions and during the periods described below, holders may convert any of their debentures, in whole or in part, into shares of our common stock prior to the close of business on the last business day prior to the final maturity date of the debentures initially at a conversion rate of
25.0563 shares of common stock per $1,000 principal amount of debentures, subject to adjustment as described below, which represents an initial conversion price of approximately $39.91 per share. A holder may convert debentures in denominations of $1,000 principal amount and integral multiples of $1,000.

     To convert debentures into common stock, a holder must do the following:

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

     o    complete and deliver a conversion notice to the conversion agent;

     o if the debenture is in certificated form, surrender the debenture to the conversion agent, and furnish, if required, appropriate endorsements and transfer documents; and

     o if required, pay any amounts due, including funds equal to accrued interest and contingent interest, if any, under the circumstances described below, and taxes or duties, if any.

     The date a holder complies with these requirements is the conversion date under the indenture. If a holder's interest is a beneficial interest in a global debenture, to convert such holder must comply with the first and third requirements listed above and comply with the depositary's procedures for converting a beneficial interest in a global debenture. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any debentures are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

     Upon conversion, a holder will not receive any cash payment of interest, including contingent interest, if any. We will not issue fractional common shares upon conversion of the debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of the common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which a debenture is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the debenture and the accrued but unpaid cash interest, including contingent interest, if any, and accrued tax original issue discount through the conversion date. Thus, the accrued but unpaid interest, including contingent interest, if any, and accrued tax original issue discount through the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to you of receiving our common stock upon conversion, see "Material United States Federal Income Tax Considerations."

     Notwithstanding the preceding paragraph, if debentures are converted after a record date but on or prior to the next interest payment date, holders of such debentures at the close of business on the record date will receive the interest, including contingent interest, if any, payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest, including contingent interest, if any, which will be payable on the debentures so converted; provided that no such payment need be made (1) if we have called the debentures being converted for redemption on a redemption date that is after that record date but on or prior to the next interest payment date, (2) if we have specified a repurchase date following a designated event that is after that record date but on or prior to the next interest payment date or (3) to the extent of any overdue interest or overdue contingent interest, if any, at the time of conversion with respect to such debenture.

     Holders may surrender their debentures for conversion into shares of our common stock in only the following circumstances:

   Conversion Upon Satisfaction of Sale Price Condition

     A holder may surrender any of its debentures for conversion into our common stock prior to the close of business on the last business day prior to the maturity date during any fiscal quarter (but only during such fiscal quarter) commencing after November 30, 2003 if the closing sale price of our common stock exceeds 120% of the then effective conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter.

     The "closing sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market, or if our common stock is not quoted on the Nasdaq

National Market, by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate. The "conversion price" as of any day will equal $1,000 divided by the conversion rate.

   Conversion Upon Notice of Redemption

     If we call debentures for redemption, holders may convert the debentures or portions thereof called for redemption (and only the debentures or portions thereof called for redemption) until the close of business on the business day immediately preceding the redemption date, after which time the holders' right to convert such debentures will expire unless we default in the payment of the redemption price. If a holder has already delivered a repurchase notice or a designated event repurchase notice with respect to a debenture called for redemption, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

   Conversion Upon Credit Ratings Event

     Holder may convert debentures during any period in which our senior subordinated debt credit rating is below B3 by Moody's and below B- by Standard and Poor's or during any period when neither Moody's or Standard and Poor's rates our senior subordinated debt. If only one such rating agency rates our senior subordinated debt and such credit rating falls below the applicable level specified above, holders may convert their debentures during the period such debt rating is below such level. The debentures will cease to be convertible pursuant to this paragraph during any period or periods in which the credit ratings or rating, as the case may be, are above such levels.

   Conversion Upon Specified Transactions

     If we elect to:

     o distribute to all holders of our common stock certain rights or warrants to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the closing sale price of our common stock on the trading day immediately preceding the declaration date for such distribution; or

     o distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 15% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution;

we must notify the holders of debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place, even if the debentures are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

     In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date that is 15 days prior to the date announced by us as the anticipated effective date of the transaction until and including the date that is 15 days after the actual date of such transaction (or, if such merger, consolidation or share exchange also constitutes a designated event, until the corresponding designated event repurchase date). If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property that a holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a designated event, a holder can require us to repurchase all or a portion of their debentures as described under "--Repurchase of Debentures at a Holder's Option Upon a Designated Event."

   Conversion Rate Adjustments

     The conversion rate is subject to adjustment, without duplication, upon the occurrence of any of the following events:

     (1) the issuance of common stock as a dividend or distribution to all holders of our common stock;

     (2) the issuance to all holders of common stock of rights, warrants or options to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing sale price for the 10 trading days preceding the declaration date for such distribution; provided that the conversion price will be readjusted to the extent that such rights, warrants or options are not exercised;

     (3)  subdivisions, splits or combinations of our common stock;

     (4) any cash distributions or dividends to all holders of our common stock;

     (5) distributions to all holders of our common stock of shares of our capital stock, evidences of indebtedness, property or assets, including securities, but excluding dividends or distributions covered by clauses (1), (2) or (4) above;

               In the event that we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on the New York Stock Exchange or such other principal national or regional exchange or market on which the securities are then listed or quoted, or in the absence of such a quotation, a closing sale price determined by us on the basis we consider appropriate;

     (6) the successful completion of a tender or exchange offer (the "subject offer") by us for our common stock that involves an aggregate consideration that, together with any cash and the fair market value, as of the expiration of the applicable tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer), of consideration paid by us in respect of any other tender or exchange offer or offers for shares of common stock concluded within the preceding 12 months, exceeds 1.0% of the average of: (a) the closing sale price of the common stock on each of the ten trading days immediately prior to the expiration of the subject offer multiplied by
          (b) the number of shares of common stock outstanding on such trading day;

     (7) someone other than us makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if:

          o the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 50% of the total shares of common stock outstanding; and

          o the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer;

          however, the adjustment referred to in this clause will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets; and

     (8) successful completion of an exchange offer of our Class B common stock, if any, into shares of our common stock concluded within the preceding 12 months that exceeds 1.0% of the average of (a) the closing sale price of the common stock on each of the ten trading days immediately prior to expiration of the exchange offer multiplied by
          (b) the number of shares of common stock outstanding on such trading day.

The conversion rate adjustments described in this section do not apply to dividends or other distributions to holders of our Class B common stock, if any, except as provided in clause (8) above. No shares of Class B common stock are currently outstanding.

To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, holders will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause
(5) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

               In the event of:

     o    any reclassification of our common stock;

     o    a consolidation, merger or combination involving us; or

     o a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of the debentures a holder will be entitled to receive the same type of consideration that they would have been entitled to receive if such holder had converted the debentures into our common stock immediately prior to any of these events.

     Holders may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See "Material United States Federal Income Tax Considerations."

     We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Material United States Federal Income Tax Considerations."

     We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

CONTINGENT INTEREST

     Beginning with the six-month interest period commencing November 15, 2010, we will pay contingent interest to the holders of debentures during any six-month interest period if the trading price, as defined below, of the debentures for each of the five trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the debentures.

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

     During any period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of the debentures will equal 0.25% per six-month interest period of the average trading price of $1,000 principal amount of the debentures during the five trading days immediately preceding the first day of the applicable six-month interest period. We will make contingent interest payments in the same manner as regular interest payments.

     The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of the debentures obtained by the trustee for $10,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used.

     We will notify the holders upon determination that they will be entitled to receive contingent interest during a six-month interest period.

OPTIONAL REDEMPTION BY ACTUANT

     Prior to November 20, 2010, the debentures are not redeemable. On or after November 20, 2010, we may redeem the debentures in whole or from time to time in part at a redemption price equal to 100% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any, up to, but excluding, the redemption date, unless the redemption date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payment to the interest payment date, including contingent interest, if any, and liquidated damages, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

     If less than all of the outstanding debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder's debentures is selected for partial redemption and such holder converts a portion of their debentures, the converted portion will be deemed to the extent practicable to be of the portion selected for redemption.

     We may not redeem the debentures if we have failed to pay any interest or contingent interest, if any, on the debentures and such failure to pay is continuing.

REPURCHASE AT OPTION OF THE HOLDER

     Holders have the right to require us to repurchase the debentures on November 15, 2010, November 15, 2013 and November 15, 2018 for cash. We will be required to repurchase any outstanding debenture for which a holder delivers a written repurchase notice to the paying agent. The paying agent will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the last business day prior to the repurchase date. A holder may withdraw its repurchase notice at any time prior to the close of business on the last business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

     The repurchase price payable for a debenture is equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any, up to, but excluding, the repurchase date. The portion of the repurchase price representing accrued and unpaid interest, any contingent interest and liquidated damages will be paid on the repurchase date to the holders of record at the close of business on the preceding record date.

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

     We must give notice of an upcoming repurchase date to all debenture holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the repurchase price and the procedures that holders must follow to require us to repurchase their debentures.

     The repurchase notice from the holder must state:

     o if certificated debentures have been issued, the debenture certificate numbers (or, if the debentures are not certificated, the repurchase notice must comply with appropriate DTC procedures);

     o the portion of the principal amount of the debentures to be repurchased, which must be in $1,000 multiples; and

     o that the debentures are to be repurchased by us pursuant to the applicable provisions of the indenture.

     Holders may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the last business day prior to the repurchase date. The withdrawal notice must state:

     o    the principal amount of the withdrawn debentures;

     o if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if the debentures are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

     o the principal amount, if any, which remains subject to the repurchase notice.

     Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then, on and after such date:

     o    the debenture will cease to be outstanding;

     o    interest will cease to accrue; and

     o all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

     This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent. No debentures may be repurchased by us at the option of holders on November 15, 2010, November 15, 2013 or November 15, 2018 if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded on or prior to such date.

     Pursuant to the indenture, we will:

     o comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

     o file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

     o otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the debentures.

     We may be unable to repurchase the debentures if holders elect to require us to repurchase the debentures pursuant to this provision. If holders elect to require us to repurchase the debentures, we may not have enough funds to pay the repurchase price for all tendered debentures. Agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures. If holders elect to require us to repurchase the debentures at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. See "Risk Factors--We may be unable to repurchase or repay your debentures."

REPURCHASE OF DEBENTURES AT A HOLDER'S OPTION UPON A DESIGNATED EVENT

     A holder will have the right to require us to repurchase for cash all or any part of the debentures after the occurrence of a designated event at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest, including contingent interest, and liquidated damages, if any, up to, but excluding, the repurchase date. Debentures submitted for repurchase must be $1,000 or an integral multiple thereof.

     On or before the 20th day after the occurrence of a designated event, we will provide to all holders of the debentures and the trustee and paying agent a notice of the occurrence of the designated event and of the resulting repurchase right. Such notice shall state, among other things, the procedures that holders must follow to require us to repurchase the debentures, the date of the designated event and the date we will repurchase the debentures for which we receive a notice from the holders thereof, as described below, which date shall not be later than 35 business days after the date of our notice of the occurrence of the relevant designated event subject to extension to comply with applicable law (the "designated event repurchase date").

     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York, or publish the information on our website or through such other public medium as we may use at that time.

     To exercise the repurchase right, a holder must deliver, on or before the 30th business day after the date of our notice of a designated event, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled "Form of Designated Event Repurchase Notice" on the reverse side of the debentures duly completed, to the paying agent. The repurchase notice must state:

     o if certificated debentures have been issued, the debenture certificate numbers (or, if the debentures are not certificated, the repurchase notice must comply with appropriate DTC procedures);

     o the portion of the principal amount of the debentures to be repurchased, which must be in $1,000 multiples; and

     o that the debentures are to be repurchased by us pursuant to the applicable provisions of the indenture.

     Holders may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the last business day prior to the designated event repurchase date. The withdrawal notice must state:

     o    the principal amount of the withdrawn debentures;

     o if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if the debentures are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

     o the principal amount, if any, which remains subject to the repurchase notice.

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

     Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the designated event repurchase price for the debenture will be made promptly following the later of the designated event repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the designated event repurchase price of the debenture on the business day following the designated event repurchase date, then, on and after such date:

     o    the debenture will cease to be outstanding;

     o    interest will cease to accrue; and

     o all other rights of the holder will terminate, other than the right to receive the designated event repurchase price upon delivery of the debenture.

     This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent.

     Pursuant to the indenture, we will:

     o comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

     o file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

     o otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the debentures.

     A "designated event" will be deemed to have occurred if any of the following occurs:

     o any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than us, our subsidiaries or our or their employee benefit plans becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of our outstanding voting stock (for the purpose of this bullet point a person shall be deemed to beneficially own the voting stock of a corporation that is beneficially owned by another corporation (a "parent corporation") if such person beneficially owns at least 50% of the aggregate voting power of all classes of voting stock of such parent corporation);

     o during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election to such board or whose nomination for election by our stockholders, was approved by a vote of at least 66?% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

     o we consolidate with or merge with or into any person or convey, transfer, sell, or otherwise dispose of or lease all or substantially all of our assets to any person, or any corporation consolidates with or merges into or with us, in any such event pursuant to a transaction in which any of our outstanding common stock or other voting stock is changed into or exchanged for cash, securities or other property, other than any such transaction where none of our outstanding common stock or other voting stock is changed or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of incorporation), or where (A) all of our outstanding common stock and other voting stock is changed into or exchanged for (x) voting stock of the surviving corporation which is not "disqualified equity interests" or (y) cash, securities and other property (other than equity interests of the surviving corporation) and (B) no "person" or "group" owns immediately after such transaction, directly or indirectly, more than 50% of the total voting power of the outstanding voting stock of the surviving corporation, other than any "person" or "group" who owned more than 50% of the total voting power of our outstanding voting stock immediately prior to such transaction;

     o we are liquidated or dissolved or adopt a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "--Merger and Sale of Assets"; or

     o our common stock ceases to be listed on the New York Stock Exchange or another established national securities exchange or automated over-the-counter trading market in the United States.

          However, a designated event will not be deemed to have occurred if either:

          (1) the closing sale price of our common stock for any five trading days within:

     o the period of ten consecutive trading days immediately after the later of the designated event or the public announcement of the designated event, in the case of a designated event resulting solely from a designated event under the first bullet point above; or

     o the period of ten consecutive trading days immediately preceding the designated event, in the case of a designated event under the second, third and fourth bullet points above;

          is at least equal to 105% of the quotient where the numerator is $1,000 and the denominator is the conversion rate in effect on each of those five trading days; or

          (2) in the case of a merger or consolidation, at least 95% of the consideration, excluding cash payments for fractional shares, in the merger or consolidation constituting the designated event, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market system (or which will be so traded or quoted when issued or exchanged in connection with such designated event) and as a result of such transaction or transactions the debentures become convertible solely into such common stock.

     For purposes of this designated event definition, "voting stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation or other entity (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     The definition of designated event includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under New York law, which governs the indenture and debentures, or under the laws of Wisconsin, our state of incorporation. Accordingly, a holder's ability to require us to repurchase its debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     This designated event repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our capital stock with the intent to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the designated event repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions.

     We could, in the future, enter into certain transactions, including recapitalizations that would not constitute a designated event but would increase the amount of debt outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the debentures.

     We may be unable to repurchase the debentures if holders elect to require us to repurchase the debentures pursuant to this provision. If holders elect to require us to repurchase the debentures, we may not have enough funds to pay the designated event repurchase price for all tendered the debentures. Agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures. If holders elect to require us to repurchase the debentures at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. See "Risk Factors--We may be unable to repurchase or repay your debentures."

MERGER AND SALE OF ASSETS

     The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to another person, unless among other items:

     o we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

     o the successor person assumes, by supplemental indenture satisfactory in form and substance to the trustee, all of our obligations under the debentures, the registration rights agreement and the indenture;

     o after giving effect to such transaction, there is no event of default, and no event which, after notice or passage of time or both, would become an event of default; and

     o we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

     When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debentures, the registration rights agreement and the indenture.



EVENTS OF DEFAULT; NOTICE AND WAIVER

     The following will be "events of default" under the indenture:

     o default in payment of any principal of the debentures when the same becomes due and payable, whether at maturity, upon redemption, repurchase or following a designated event or otherwise;

     o default for 30 days in payment of any interest, including contingent interest, if any, when due and payable on the debentures;

     o default in our obligations to satisfy our conversion obligation upon exercise of a holder's conversion right, unless such default is cured within ten days after written notice of default is given to us by the trustee or the holder of such debenture;

     o our indebtedness or indebtedness of any of our significant subsidiaries, as defined (other than indebtedness that is owed to us or any of our subsidiaries) is not paid within any applicable grace period after the final maturity of such indebtedness or is accelerated by the holders thereof due to a default under the terms therein and the total amount of such indebtedness unpaid or accelerated exceeds $7.5 million (or its equivalent in any other currency or currencies);

     o failure by us to comply with our obligations under "--Merger and Sale of Assets;"

     o default in our performance of our covenants described under "--Repurchase of Debentures at a Holder's Option Upon a Designated Event" (other than a failure to repurchase debentures, which would constitute an event of default under some of the other provisions described above);

     o default in our performance of any other covenants or agreements contained in the indenture or the debentures for 60 days after written notice to us by the trustee or by the holders of at least 25% in aggregate principal amount of the debentures then outstanding;

     o any judgment or decree for the payment of money in excess of $7.5 million (excluding judgments to the extent covered by insurance by one or more reputable insurers and as to which such insurers have acknowledged coverage for) is entered against us, or any significant subsidiary, remains outstanding for a period of 60 days following entry of such judgment and is not discharged, bonded, waived or stayed within 30 days after written notice;

     o certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries.

     The term "significant subsidiary" means any of our subsidiaries that is a "significant subsidiary," as defined in Rule 1-02(w) of Regulation S-X.

     We will deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event of default under the fourth or ninth bullet above or of any event which with the giving of notice or the lapse of time would become an event of default under the seventh bullet above.

     The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal, interest, including contingent interest, if any, or liquidated damages, if any, on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

     If an event of default (other than an event of default due to certain events of bankruptcy, insolvency or reorganization of us) occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal of and accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, on the outstanding debentures to be immediately due and payable. In case an event of default due to events of bankruptcy, insolvency or reorganization involving us occurs and continues, the principal of and accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, interest, contingent interest, if any, and liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled by the holders of a majority of the principal amount of outstanding debentures.

     Payments of principal of and interest, including contingent interest, if any, or liquidated damages, if any, on the debentures that are not made when due will accrue interest from the required payment date at the annual rate of 1% above the then applicable interest rate for the debentures.

     The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

     No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal of, or interest, including contingent interest, if any, or liquidated damages, if any, on the debentures, or for a failure to convert debentures, unless:

     o the holder has given the trustee written notice of an event of default;

     o the holders of at least 25% in principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

     o the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures within 60 days after receipt of the request and offer of indemnity; and

     o the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

     We will deliver to the trustee, within 120 days after the end of each fiscal year, an officers' certificate as to such officers' knowledge of our compliance with all conditions and covenants on its part contained in the indenture and stating whether or not the signer knows of any default or event of default.

MODIFICATION AND WAIVER

     The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

     o    extend the fixed maturity of any debenture;

     o reduce the rate or extend the time for payment of interest or contingent interest, if any, or liquidated damages, if any, of any debenture;

     o    reduce the principal amount or premium of any debenture;

     o reduce any amount payable upon redemption or repurchase of any debenture;

     o adversely change our obligation to redeem any debentures on a redemption date;

     o adversely change our obligation to repurchase any debenture at the option of the holder;

     o adversely change our obligation to repurchase any debenture upon a designated event;

     o impair the right of a holder to institute suit for payment on any debenture;

     o    change the currency in which any debenture is payable;

     o impair the right of a holder to convert any debenture or reduce the number of shares of common stock or any other property receivable upon conversion;

     o affect the ranking of the debentures or change the definition of senior indebtedness;

     o    reduce the quorum or voting requirements under the indenture; or

     o subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture.

     We may amend or supplement the indenture or waive any provision of it without the consent of any holders of debentures in some circumstances, including:

     o    to cure any ambiguity, omission, defect or inconsistency;

     o to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

     o to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

     o to add covenants that would benefit the holders of debentures or to surrender any rights we have under the indenture;

     o    to add events of default with respect to the debentures; or

     o to make any change that does not adversely affect any outstanding debentures in any material respect.

     The holders of a majority in principal amount of the outstanding debentures generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any debenture or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

PROHIBITION OF INCURRENCE OF SENIOR SUBORDINATED DEBT

     We will not incur or suffer to exist indebtedness that is senior in right of payment to the debentures and subordinate in right of payment to any of our other indebtedness.

SUBSIDIARY GUARANTEES

     When the debentures were initially issued, they were guaranteed by certain of our domestic subsidiaries. On November 26, 2004, these guarantees were released from their obligations under the indenture governing the debentures.

FUTURE GUARANTORS

     If we issue senior subordinated debt or subordinated debt and such senior subordinated debt or subordinated debt is guaranteed by any of our subsidiaries, then such subsidiary will (1) by a supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, fully and unconditionally guarantee on a senior subordinated basis all of our obligations under the debentures and the indenture; and (2) deliver to the trustee an officers' certificate and an opinion of counsel each stating that such supplemental indenture complies with the indenture. Thereafter, such subsidiary shall be a subsidiary guarantor for all purposes of the indenture.

RANKING

     The indebtedness evidenced by the debentures constitutes senior subordinated obligations of us. The payment of the principal of and interest, contingent interest, if any, and liquidated damages, if any, on the debentures will be subordinate in right of payment to the prior payment in full in cash of all of our senior indebtedness, including obligations under the amended senior credit facility. See "--General" above for information on the amount of our senior indebtedness as of a recent date.

     Only our senior indebtedness ranks senior in right of payment to the debentures pursuant to the provisions of the indenture. The debentures in all respects have the same rank in right of payment as all our other senior subordinated indebtedness and rank senior in right of payment to any of our future subordinated indebtedness.

     We are not permitted to pay principal of, or interest or contingent interest, if any, or liquidated damages, if any, on the debentures and may not repurchase, redeem or otherwise retire any debentures (collectively, "pay the debentures") if:

     o any of our designated senior indebtedness, as defined below, is not paid in cash when due; or

     o any other default on our designated senior indebtedness occurs and the maturity of such designated senior indebtedness is accelerated in accordance with its terms;

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such designated senior indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the debentures if we and the trustee receive written notice approving such payment from representatives of the designated senior indebtedness.

     During the continuance of any default (other than a default described in the bullet points in the preceding paragraph with respect to any of our designated senior indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or after the expiration of any applicable grace periods, we are not permitted to make a payment on the debentures for a period (a "payment blockage period") commencing upon the receipt by the trustee (with a copy to us) of written notice (a "blockage notice") of such default from the representative of the holders of such designated senior indebtedness specifying an election to effect a payment blockage period and ending 179 days thereafter. The payment blockage period will end earlier if such payment blockage period is terminated:

     o by written notice to the trustee and to us from the person or persons who gave such blockage notice;

     o because the default giving rise to such blockage notice is cured, waived or no longer continuing; or

     o because such designated senior indebtedness has been discharged or paid in full in cash.

Notwithstanding the provisions described above, unless the holders of such designated senior indebtedness or the representative of such holders have accelerated the maturity of such designated senior indebtedness, we are permitted to resume paying the debentures after the end of such payment blockage period. The debentures shall not be subject to more than one payment blockage period in any consecutive 360-day period irrespective of the number of defaults with respect to our designated senior indebtedness during such period and no default that existed upon the commencement of a payment blockage period with respect to our designated senior indebtedness initiating such payment blockage (whether or not such default is on the same issue of designated senior indebtedness) shall be made the basis for the commencement of any other payment blockage period by the representatives of the holders of such designated senior indebtedness, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial payment blockage period.

     Upon any payment or distribution of our assets upon a total or partial liquidation or dissolution of us in a bankruptcy, insolvency, receivership or reorganization or similar proceeding relating to us:

     o the holders of our senior indebtedness will be entitled to receive payment in full in cash of such senior indebtedness before the holders of the debentures are entitled to receive any payment from us;

     o until our senior indebtedness is paid in full in cash, any payment or distribution to which holders of the debentures would be entitled but for the subordination provisions of the indenture will be made to holders of such senior indebtedness as their interests may appear; and

     o if a distribution is made to holders of the debentures that, due to the subordination provisions, should not have been made to them, such holders of the debentures are required to hold it in trust for the holders of senior indebtedness and pay it over to them as their interests may appear.

     If payment or distribution of the debentures is accelerated because of an event of default, we or the trustee shall promptly notify the holders of designated senior indebtedness or the representative of such holders of the acceleration.

     No provision contained in the indenture or the debentures will affect our obligation, which is absolute and unconditional, to pay the debentures when due. The subordination provisions of the indenture will not prevent the occurrence of any default or event of default under the indenture.

     By reason of the subordination provisions contained in the indenture, in the event of a bankruptcy, liquidation, insolvency or similar proceeding, our creditors who are holders of our senior indebtedness may recover more, ratably, than the holders of the debentures, and our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of the debentures.

     "Credit Facility" means our senior credit facility (including all documents entered into by us and any of our subsidiaries in connection therewith), dated as of May 22, 2002, among us, and the agents and lenders named therein, and any other bank credit agreement or similar facility entered into after the date of the indenture by us, as any of the same, in whole or in part, may be amended, renewed, extended, increased, substituted, refinanced, restructured or replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).

     Our senior credit facility dated as of May 22, 2002 has been replaced by our new amended senior credit facility, and our new amended senior credit facility is therefore a "Credit Facility" within the meaning of the foregoing definition.

     "Designated senior indebtedness" means (1) the indebtedness under the Credit Facility and (2) any other of our senior indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by us in the instrument evidencing or governing such senior indebtedness as designated senior indebtedness for purposes of the indenture.

     "indebtedness" shall have the meaning set forth in the indenture.

     "Senior indebtedness" of a person means

     (1) indebtedness of such person, whether outstanding on the date of the indenture or thereafter incurred;

     (2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable unless, in the case of (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the debentures; and

     (3)  indebtedness under the Credit Facility,

     provided, however, that senior indebtedness shall not include

     (1)  any obligation of such person to any subsidiary,

     (2) any liability for Federal, state, local or other taxes owed or owing by such person,

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), or

     (4) any indebtedness of such person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other indebtedness or other obligation of such person.

     "Senior subordinated indebtedness" means with respect to us, the debentures, our 13% senior subordinated notes and any other indebtedness of ours that specifically provides that such indebtedness is to have the same rank as the debentures in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligation of ours which is not senior indebtedness.

     During fiscal 2004, we effectively retired all of our outstanding 13% senior subordinated notes.

     "Subsidiary" means, in respect of any person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such person, (2) such person and one or more subsidiaries of such person, or (3) one or more subsidiaries of such person.

FORM, DENOMINATION AND REGISTRATION

     The debentures are issued:

     o    in fully registered form;

     o    without interest coupons; and

     o in denominations of $1,000 principal amount and integral multiples of $1,000.

   Global Debenture, Book-Entry Form

     Debentures are evidenced by one or more global debentures. We have deposited the global debenture with DTC and registered the global debenture in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

     Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

     o    not be entitled to have certificates registered in their names;

     o not receive physical delivery of certificates in definitive registered form; and

     o    not be considered holders of the global debenture.

     We will pay principal of and interest, including contingent interest, if any, on and the redemption price and the repurchase price of a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date or maturity date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

     o for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

     o for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     Neither we, the trustee, registrar, paying agent nor conversion agent have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

     DTC has advised us that it is:

     o a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

     o a "clearing corporation" within the meaning of the Uniform Commercial Code; and

     o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

     We will issue debentures in definitive certificate form only if:

     o DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Securities and Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days;

     o an event of default shall have occurred and the maturity of the debentures shall have been accelerated in accordance with the terms of debentures and any holder shall have requested in writing the issuance of definitive certificated debentures; or

     o we have determined in our sole discretion that debentures shall no longer be represented by global debentures.

RULE 144A INFORMATION REQUEST

     We will furnish to the holders or beneficial holders of the debentures or the common stock issued on conversion of the debentures and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

INFORMATION CONCERNING THE TRUSTEE

     We have appointed U.S. Bank, National Association, the trustee under the indenture, as paying agent, conversion agent and debenture registrar for the debentures. The trustee is also a lender under the amended senior credit facility.

     The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the debentures, the trustee must eliminate such conflict or resign.

     The indenture does not require that the trustee expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture or in the exercise of any of its rights or powers unless the trustee shall have received adequate indemnity in its opinion against potential costs and liabilities relating to its performance.

GOVERNING LAW

     The debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

                               REGISTRATION RIGHTS

     On November 10, 2003, we entered into a registration rights agreement with the initial purchasers of the debentures pursuant to which we agreed to file a shelf registration statement with the SEC covering resales of the registrable securities within 90 days after November 10, 2003, the date on which the debentures were originally issued. We also agreed to use our reasonable best efforts to cause the shelf registration statement to become effective within 180 days after November 10, 2003 and to use our reasonable best efforts to keep the shelf registration statement effective until, in general, the date on which there are no longer any registrable securities outstanding. Accordingly, we anticipate that our obligation to keep the shelf registration statement effective will terminate no later than November 10, 2005, and may terminate earlier. No owner of registrable securities may use this prospectus in connection with any resale or other transfer of those registrable securities at any time after our obligation to keep the shelf registration statement effective has terminated or during any period we have suspended the use of this prospectus as described below.

     When we use the term "registrable securities" in this section, we are referring to the debentures and the common stock issuable upon conversion of the debentures until the earlier of (i) the sale pursuant to Rule 144 under the Securities Act or the shelf registration statement of such registrable securities, and (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of Actuant under Rule 144(k) under the Securities Act, and as a result of an event or circumstance described in clauses (i) or (ii) above, the transfer restriction legends required under the indenture are removed or removable in accordance with the indenture.

     We may suspend the use of this prospectus included in the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

     o    exceed 30 days in any three-month period; or

     o    an aggregate of 90 days for all periods in any 12-month period.

     During any such suspension period, you will not be permitted to offer or sell debentures or shares of common stock issuable upon conversion of debentures by means of this prospectus. Notwithstanding the foregoing, we will be permitted to suspend the use of this prospectus for up to 60 days in any three-month period under certain circumstances, relating to possible acquisitions, financings and other similar transactions.

     Although the registration rights agreement requires that we pay predetermined liquidated damages to holders of registrable securities (or under certain circumstances issue additional shares of common stock in lieu of liquidated damages) if we default in certain of our obligations under that agreement, those obligations with respect to any registrable security cease at the time such security ceases to be a registrable security. We will incur liquidated damages if any of the following events occur:

     o the Registration Statement is not declared effective by the SEC on or prior to May 9, 2004;

     o we have failed to perform our obligations to register subsequent selling security holders within the time periods set forth in the registration rights agreement; or

     o once effective, the Registration Statement ceases to be effective for certain periods set forth in the registration rights agreement.

     Liquidated damages shall accrue on the debentures over and above the interest set forth in the title of the debentures from and including the date on which any default shall occur to but excluding the date on which all such defaults have been cured, at a rate of 0.50% per annum of the aggregate principal amount of the debentures. In the case of debentures that have been converted into or exchanged for common stock during the occurrence of a default, liquidated damages shall not be paid to the holders, but upon conversion such holder shall receive the numbers of shares of common stock equal to the product of (i) the shares that the holder of the debentures would have received based upon the conversion rate absent a default and (ii) 1.03. In the case of debentures that have been converted into or exchanged for common stock, prior to the occurrence of a default, such holder shall not be entitled to liquidated damages or additional shares of common stock.

     Because any debenture or share of common stock purchased by an investor in this offering will cease to be a registrable security upon such purchase, the purchasers of debentures and shares of common stock in the offering made hereby will not be entitled to receive any liquidated damages (or additional shares of common stock in lieu of liquidated damages) or otherwise be entitled to any rights under the registration rights agreement. Notwithstanding the foregoing, if we owe liquidated damages (or are obligated to issue common stock in lieu of liquidated damages) with respect to any registrable security which thereafter ceases to be a registrable security, that obligation to pay those accrued liquidated damages or to issue those shares shall survive until it is satisfied.

     The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to all of the provisions of the registration rights agreement. Because the foregoing is only a summary, it does not contain all the information that you may find useful. For further information you should read the registration rights agreement. The registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part and you may obtain a copy of that agreement as described below under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock as of November 30, 2004, consisted of 42,000,000 shares of Class A Common Stock, $0.20 par value per share, or common stock, of which 24,052,314 shares were issued and outstanding; 1,500,000 shares of Class B common stock, $.20 par value per share, none of which were issued and outstanding; and 160,000 shares of Cumulative Preferred Stock, $1.00 par value per share, or Preferred Stock, none of which have been issued. The following is a summary of selected provisions of our articles of incorporation, our bylaws and of the Wisconsin Business Corporation Law, or WBCL. This summary is not complete and is subject to our articles of incorporation and bylaws, copies of which may be obtained by contacting us at the address or telephone number appearing under "Where You Can Find More Information," and to the WBCL.

PREFERRED STOCK

     The Preferred Stock may be issued in one or more series providing for such dividend rates, voting, liquidation, redemption, and conversion rights, and such other terms and conditions as our Board of Directors may determine, subject to the limitations described below, without further approval by holders of our common stock. If any shares of Class B common stock are outstanding, any voting rights conferred on holders of Preferred Stock would be limited, with respect to the election of directors, to the power to vote together with holders of common stock in electing a "maximum minority" of the Board of Directors, as described under "--Common Stock; Class B Common Stock" below.

     If we issue any shares of Preferred Stock, we would be permitted to pay dividends or make other distributions upon the common stock or Class B common stock (except for distributions payable in shares of common stock or Class B common stock) only after paying or setting apart funds for payment of accrued but unpaid dividends upon the outstanding Preferred Stock, at the rate or rates designated for each series of outstanding Preferred Stock. Dividends on the Preferred Stock are cumulative, so that if at any time the full amount of all dividends accrued on the Preferred Stock is not paid, the deficiency must be paid before any dividends or other distributions are paid or set apart on the common stock or the Class B common stock, other than dividends or distributions paid in common stock or Class B common stock, respectively. Each series of Preferred Stock will have such designation, preferences and relative rights as shall be stated in the resolution or resolutions providing for the designation and issue of such series adopted by our Board of Directors. In the event of voluntary or involuntary liquidation, the holders of any outstanding Preferred Stock would be entitled to receive all accrued dividends on the Preferred Stock and the liquidation amount specified for each series of Preferred Stock before any amount may be distributed to holders of the common stock or Class B common stock .

     Under the articles of incorporation, all shares of Preferred Stock shall be identical except as to the following relative rights and preferences, as to which the Board of Directors may establish variations between different series not inconsistent with other provisions in the articles of incorporation: (a) the dividend rate; (b) the price at and terms and conditions on which shares may be redeemed; (c) the amount payable upon shares in the event of voluntary or involuntary liquidation; (d) sinking fund provisions for the redemption or purchase of shares; (e) the terms and conditions on which shares may be converted into common stock or Class B common stock, if the shares of any series are issued with the privilege of conversion; and (f) voting rights, if any, subject to the provisions regarding voting rights summarized herein.

     The holders of Preferred Stock will have no preemptive rights. Under the articles of incorporation, each series of Preferred Stock will, with respect to dividend rights and rights on liquidation, rank prior in right of payment to the common stock and the Class B common stock and on a parity in right of payment with each other series of Preferred Stock.

COMMON STOCK; CLASS B COMMON STOCK

     The rights and preferences of shares of common stock and Class B common stock are identical, except as to voting power with respect to the election of directors and except that the Class B common stock is entitled to conversion rights as described below. No shares of Class B common stock are outstanding. All previously outstanding shares of Class B common stock were converted into shares of common stock over a decade ago.

     On all matters other than the election of directors, the holders of common stock and Class B common stock possess equal voting power of one vote per share and vote together as a single class (unless otherwise required by the WBCL). In the election of the Board of Directors, the holders of common stock, voting together as a single class with the holders of any outstanding Preferred Stock which has voting power, are entitled to elect a "maximum minority" of the number of directors to be elected. As a result of this "maximum minority" provision, the holders of the Class B common stock, voting as a separate class, are entitled to elect the balance of the directors, constituting a "minimum majority" of the number of directors to be elected. If an even number of directors is to be elected, the holders of Class B common stock will be entitled to elect two more directors than the holders of common stock and any Preferred Stock having voting power; if the number of directors to be elected is an odd number, the holders of Class B common stock will be entitled to elect one more director than the holders of common stock and any Preferred Stock having voting power. In the event there are no shares of Class B common stock outstanding, holders of common stock, voting together as a single class with holders of any outstanding Preferred Stock having voting power, shall elect all of the directors to be elected. A director, once elected and duly qualified, may be removed only by the requisite affirmative vote of the holders of that class of stock by which such director was elected.

     Holders of common stock and Class B common stock are ratably entitled to such dividends as our Board of Directors may declare out of funds legally available therefor, except as described below in the case of stock dividends. If we were to issue any of our authorized Preferred Stock, no dividends could be paid or set apart for payment on shares of common stock or Class B common stock, unless paid in common stock or Class B common stock, respectively, until full cumulative dividends accrued on all of the issued and outstanding shares of Preferred Stock had been paid or set apart for payment. Certain covenants contained in our debt agreements limit, and provisions of our articles of incorporation for the benefit of any Preferred Stock that may be issued from time to time could have the direct or indirect effect of limiting, the payment of dividends or other distributions on (and purchases of) our common stock and Class B common stock. Stock dividends on common stock may be paid only in shares of common stock and stock dividends on Class B common stock may be paid only in shares of Class B common stock.

     In the event that we issue any shares of Class B common stock, any holder of shares of Class B common stock may convert any or all of those shares into common stock on a share-for-share basis. If we issue any Class B common stock and the number of outstanding shares of Class B common stock is reduced to less than 1,000,000 shares, adjusted to reflect any stock splits, stock dividends or similar transactions, all of the outstanding shares of Class B common stock will be automatically converted into common stock on a share-for-share basis. Holders of common stock do not have any conversion rights. In the event of our dissolution or liquidation, the holders of both common stock and Class B common stock are entitled to share ratably in all of our assets remaining after payment of our liabilities and satisfaction of the rights of any series of Preferred Stock which may be outstanding. There are no redemption or sinking fund provisions with respect to the common stock or the Class B common stock.

     The common stock is listed on the New York Stock Exchange. LaSalle Bank, N.A., Chicago, Illinois, serves as the transfer agent for the common stock.

GENERAL

     The articles of incorporation provide that the affirmative vote of two-thirds of all shares entitled to vote thereon (and/or of each class which shall be entitled to vote thereon as a class) is required in order to constitute shareholder approval or adoption of a merger, consolidation, or liquidation of us, sale, lease or exchange or other disposition of all or substantially all of our assets, amendment of the articles of incorporation or the bylaws, or removal of a director.

     Our directors are currently elected to serve one-year terms. The articles of incorporation provide that the bylaws (which may be amended by the Board of Directors or by the shareholders) may provide for the division of the Board of Directors into two or three classes of directors and for the terms and manner of election not inconsistent with the applicable provisions of the WBCL. If that occurs and any shares of Class B common stock are outstanding, each class of directors will contain as nearly as possible an equal number of directors elected by the holders of common stock and any outstanding Preferred Stock, voting as a single class, and will also contain as nearly as possible an equal number of directors elected by holders of Class B common stock, subject to the right of the Class B common stock to elect the minimum majority of the directors as described above.

     Shareholders are subject to personal liability under Section 180.0622(2)(b) of the WBCL, as judicially interpreted, for debts owing to our employees for services performed for us, but not exceeding six months' service in any one case. This means that, if we do not pay salaries or other amounts owed to our employees, holders of our common stock, including any shares issued upon conversion of the debentures, may be personally liable for those amounts.

     Holders of our capital stock do not have preemptive or other subscription rights to purchase or subscribe for our unissued stock or other securities issued by us.

CERTAIN STATUTORY PROVISIONS

     Under Section 180.1150(2) of the WBCL, the voting power of shares of a "resident domestic corporation," such as us (as long as we continue to meet the statutory definition as set forth in Section 180.1130(10m) of the WBCL), which are held by any person (including two or more persons acting in concert), including shares issuable upon conversion of convertible securities or upon exercise of options or warrants, in excess of 20% of the voting power in the election of directors shall be limited (in voting on any matter) to 10% of the full voting power of the shares in excess of 20%, unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. Shares held or acquired under certain circumstances are excluded from the application of Section 180.1150(2), including (among others) shares acquired directly from us, shares acquired before April 22, 1986, and shares acquired in a merger or share exchange to which we are a party.

     Sections 180.1130 to 180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of a "resident domestic corporation," such as us (as long as we continue to meet the statutory definition as set forth in Section 180.1130(10m) of the WBCL), certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, voting together as a single voting group and (b) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a "significant shareholder" or an affiliate or associate thereof who is a party to the transaction, voting together as a single voting group. The term "business combination" is defined to include, subject to certain exceptions, a merger or share exchange of the resident domestic corporation (or any subsidiary thereof) with, or the sale, lease or exchange or other disposition of all or substantially all of the property and assets of the resident domestic corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation. The statute also restricts the repurchase of shares and the sale of corporate assets by a resident domestic corporation in response to a take-over offer.

     Sections 180.1140 to 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation," such as us (as long as we continue to meet the statutory definition as set forth in Section 180.1140(9) of the WBCL), and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation (an "interested stockholder") within three years after the date such person became a 10% beneficial owner, unless the business combination or the purchase of such stock has been approved before the stock acquisition date by the corporation's board of directors. Business combinations after the three-year period following the stock acquisition date are permitted only if:

     o the board of directors approved the acquisition of the stock prior to the acquisition date;

     o the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder; or

     o the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

     Under Sections 180.1140(9) and 180.1143 of the WBCL, a "resident domestic corporation" means a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Securities Exchange Act and that, as of the relevant date, satisfies any of the following:

     o    its principal offices are located in Wisconsin;

     o    it has significant business operations located in Wisconsin;

     o more than 10% of the holders of record of its shares are residents of Wisconsin; or

     o more than 10% of its shares are held of record by residents of Wisconsin.

     We are currently a "resident domestic corporation" for purposes of the above described provisions. A Wisconsin corporation that is otherwise subject to certain of such statutes may preclude their applicability by an election to that effect in its articles of incorporation. Our articles of incorporation do not contain any such election.

     These provisions of the WBCL, the ability to issue additional shares of common stock, Class B common stock and Preferred Stock without further shareholder approval (except as required under New York Stock Exchange corporate governance standards), and certain other provisions of our articles of incorporation (discussed above) could have the effect, among others, of discouraging take-over proposals for us, delaying or preventing a change in control of us, or impeding a business combination between us and a major shareholder.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following summary constitutes the opinion of McDermott, Will & Emery regarding the material United States federal income tax consequences to holders of the purchase, ownership, conversion, or other disposition of the debentures, and of the common stock received upon conversion of the debentures. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes) or possible differing interpretations. The discussion below deals only with debentures held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding the debentures in a tax-deferred or tax-advantaged account, persons subject to the alternative minimum tax, or persons holding the debentures as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes.

     We do not address all of the tax consequences that may be relevant to an investor in the debentures. In particular, we do not address:

     o the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the debentures;

     o the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the debentures;

     o U.S. holders (as defined below) who hold the debentures whose functional currency is not the United States dollar; or

     o any state, local or foreign tax consequences of the purchase, ownership or disposition of the debentures.

     Persons considering the purchase of the debentures should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the debentures, and common stock received upon conversion of the debentures arising under the laws of any other taxing jurisdiction.

     A U.S. holder is a beneficial owner of the debentures who or which is:

     o    a citizen or individual resident of the United States, as defined in
          Section 7701(b) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code);

     o a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, Treasury regulations are enacted that provide otherwise;

     o an estate if its income is subject to United States federal income taxation regardless of its source; or

     o a trust if (1) a United States court can exercise primary supervision over its administration, and (2) one or more United States persons have the authority to control all of its substantial decisions.

     Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, may also be treated as U.S. holders. A Non-U.S. holder is a beneficial owner of the debentures other than a U.S. holder.

     No statutory or judicial authority directly addresses the treatment of the debentures or instruments similar to the debentures for United States federal income tax purposes. The Internal Revenue Service (the "IRS") has issued a revenue ruling with respect to instruments similar to the debentures. To the extent it addresses the issue, this ruling supports certain aspects of the treatment described below. No ruling has been or is expected to be sought from the IRS with respect to the United States federal income tax consequences of the issues that are not addressed in the recently released revenue ruling. The IRS would not be precluded from taking contrary positions. As a result, there is a risk that the IRS may not agree with all of the tax characterizations and the tax consequences described below.

     WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES AND OUR COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

CLASSIFICATION OF THE DEBENTURES

     Pursuant to the terms of the indenture, each holder of debentures agrees to treat the debentures, for United States federal income tax purposes, as debt instruments that are subject to the special regulations governing contingent payment debt instruments (which we refer to as the CPDI regulations) and to be bound by our application of the CPDI regulations to the debentures, including our determination of the rate at which interest will be deemed to accrue on the debentures and the related "projected payment schedule" determined by us. In addition, under the indenture, each holder is deemed to have agreed to treat the fair market value of our common stock received by such holder upon conversion of the debentures as a contingent payment and to accrue interest with respect to the debentures as tax original issue discount for United States federal income tax purposes according to the "noncontingent bond method" set forth in Section 1.1275-4(b) of the Treasury regulations, using the comparable yield (as defined below) compounded semiannually and the projected payment schedule determined by us. The remainder of this discussion assumes the debentures will be treated in accordance with the aforementioned agreements and our determinations.

     Notwithstanding the issuance of the revenue ruling discussed above, the application of the CPDI regulations to instruments such as the debentures is uncertain in several respects, and, as a result, there is a risk that the IRS or a court may not agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of the debentures into shares of our common stock, and might recognize capital gain or loss upon a taxable disposition of the debentures. Holders should consult their tax advisors concerning the tax treatment of holding the debentures.

TREATMENT OF U.S. HOLDERS

   Accrual of Interest on the Debentures

     Pursuant to the CPDI regulations, a U.S. holder is required to accrue interest income on the debentures, which we refer to as tax original issue discount, in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will likely be required to include interest in taxable income in each year in excess of the accruals on the debentures for non-tax purposes (i.e., in excess of the stated semiannual regular cash interest payable on the debentures and any contingent interest payments) actually received in that year.

     The CPDI regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as tax original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

     (1) the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period and (ii) the comparable yield (as defined below) of the debentures, adjusted for the length of the accrual period;

     (2)  divided by the number of days in the accrual period; and

     (3) multiplied by the number of days during the accrual period that the U.S. holder held the debentures.

     The debentures' issue price is the first price at which a substantial amount of the debentures was sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any projected payments (as defined below) previously made (including payments of stated semiannual regular cash interest) with respect to the debentures.

     Under the CPDI regulations, we are required to establish the "comparable yield" for the debentures. The comparable yield for the debentures is the annual yield we would have paid, as of the initial issue date, on a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to those of the debentures. We intend to take the position that the comparable yield for the debentures is 7.75%, compounded semiannually. The precise manner of calculating the comparable yield, however, is not entirely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, the projected payment schedule could differ materially from the projected payment schedule provided by us.

     The CPDI regulations require that we provide to U.S. holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the debentures. This schedule must produce the comparable yield. The projected payment schedule includes the stated semiannual regular cash interest payable on the debentures at the rate of 2% per annum, estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment.

     The comparable yield and the schedule of projected payments are set forth in the indenture. U.S. holders may also obtain the projected payment schedule by submitting a written request for such information to: Terry Braatz, Treasurer, Actuant Corporation, 6100 North Baker Road, Milwaukee, Wisconsin 53209.

     The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. holder's interest accruals and adjustments thereof in respect of the debentures for

United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the debentures.

     Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

   Adjustments to Interest Accruals on the Debentures

     As noted above, the projected payment schedule includes amounts attributable to the stated semiannual regular cash interest payable on the debentures. Accordingly, the receipt of the stated semiannual regular cash interest payments will not be separately taxable to U.S. holders. If, during any taxable year, a U.S. holder receives actual payments with respect to the debentures for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. holder will treat a "net positive adjustment" as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of our common stock received upon conversion.

     If a U.S. holder receives in a taxable year actual payments with respect to the debentures for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) first reduce the U.S. holder's interest income on the debentures for that taxable year and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. holder's interest income on the debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. A negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward and treated as a negative adjustment in the succeeding taxable year and will offset future interest income accruals in respect of the debentures or will reduce the amount realized on the sale, exchange, repurchase by us at the holder's option, conversion, redemption or retirement of the debentures.

     If a U.S. holder purchases debentures at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The U.S. holder must reasonably allocate the adjustment over the remaining term of the debentures by reference to the accruals of tax original issue discount at the comparable yield or to the projected payments. It may be reasonable to allocate the adjustment over the remaining term of the debentures pro rata with the accruals of tax original issue discount at the comparable yield. You should consult your tax advisors regarding these allocations.

   Sale, Exchange, Conversion, Repurchase, or Redemption

     Generally, the sale or exchange of a debenture, the repurchase of a debenture by us at the holder's option, or the redemption or retirement of a debenture for cash, will result in taxable gain or loss to a U.S. holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the debentures include the receipt of common stock upon conversion as a contingent payment with respect to the debentures. Accordingly, we intend to treat the receipt of our common stock by a U.S. holder upon the conversion of a debenture as a contingent payment under the CPDI Regulations. Under this treatment, conversion also would result in taxable gain or loss to the U.S. holder. As described above, holders are deemed to have agreed to be bound by our determination of the comparable yield and the schedule of projected payments.

     The amount of gain or loss on a taxable sale, exchange, repurchase by us at the holder's option, conversion, redemption or retirement of a debenture would be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, and (b) the U.S. holder's adjusted tax basis in the debenture. A U.S. holder's adjusted tax basis in a debenture will generally be equal to the U.S. holder's original purchase price for the debenture, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above, other than adjustments to reflect a discount or premium to the adjusted issue price, if any), and decreased by the amount of any projected payments that have been previously made (including payments of stated semi-annual regular cash interest) in respect of the debentures to the U.S. holder (without regard to the actual amount paid). Gain recognized upon a sale, exchange, repurchase by us at the holder's option, conversion, redemption or retirement of a debenture will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

     A U.S. holder's tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The U.S. holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

   Constructive Dividends

     If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures were increased, such increase might be deemed to be the payment of a taxable dividend to holders of the debentures.

     For example, an increase in the conversion rate in the event of distributions of cash, our evidences of indebtedness or assets may result in deemed dividend treatment to holders of the debentures, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock would not be so treated.

   Liquidated Damages

     We may be required to make payments of liquidated damages as described above under "Registration Rights" to holders of registrable securities (as defined above). However, as described above under "Registration Rights," any debentures or shares of common stock issued upon conversion of the debentures that are purchased by investors in the offering made by this prospectus will thereupon cease to be registrable securities and accordingly, the purchasers of those debentures and shares of common stock will not be entitled to liquidated damages. We intend to take the position for United States federal income tax purposes that any payments of liquidated damages should be taxable to U.S. holders as additional ordinary income when received or accrued, in accordance with their regular method of tax accounting. Our determination is binding on holders of the debentures, unless they explicitly disclose that they are taking a different position to the IRS on their tax returns for the year during which they acquire the debenture. The IRS could take a contrary position from that described above, which could affect the timing and character of U.S. holders' income from the debentures with respect to the payments of liquidated damages.

     If we become obligated to pay liquidated damages, U.S. holders should consult their tax advisers concerning the appropriate tax treatment of the payment of liquidated damages with respect to the debentures.

   Dividends on Common Stock

     If we make cash distributions on our common stock, the distributions will generally be treated as dividends to a U.S. holder of our common stock to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. holder's tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Under recently enacted tax legislation, eligible dividends received in tax years beginning on or before December 31, 2008, will be subject to tax to a non-corporate U.S. holder at the special reduced rate generally applicable to long-term capital gains. A U.S. holder will be eligible for this reduced rate only if, among other requirements, the U.S. holder has held our common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date.

   Disposition of Common Stock

     Upon the sale or other disposition of our common stock received on conversion of a debenture, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange, and (ii) the U.S. holder's tax basis in our common stock. That capital gain or loss will be long-term if the U.S. holder's holding period in respect of such stock is more than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

TREATMENT OF NON-U.S. HOLDERS

   The Debentures

     All payments on the debentures made to a Non-U.S. holder will be exempt from United States income or withholding tax provided that: (i) such Non-U.S. holder does not own, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States; (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE); and (v) we are not a "United States real property holding corporation." We believe that we are not and do not anticipate becoming a "United States real property holding corporation." However, if a Non-U.S. holder were deemed to have received a constructive dividend (see "--Constructive Dividends" above), the Non-U.S. holder will generally be subject to United States federal withholding tax at a 30% rate, subject to a reduction by an applicable treaty, on the taxable amount of such dividend.

     The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a debenture certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements. A holder of a debenture which is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding the debentures on its own behalf may have substantially increased reporting requirements. In particular, in the case of debentures held by a foreign partnership (or certain foreign trusts), the partnership (or trust) will be required to provide the certification from each of its partners (or beneficiaries), and the partnership (or trust) will be required to provide certain additional information.

   The Common Stock

     Dividends paid to a Non-U.S. holder of common stock will generally be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits, or (b) upon receipt of an IRS Form W-8ECI from a Non-U.S. holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

     A Non-U.S. holder will generally not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon conversion of the debentures unless (a) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. holder,
(b) in the case of a Non-U.S. holder who is a non-resident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met, or (c) we will have been a United States real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. holder's holding period in the common stock.

   Income Effectively Connected with a United States Trade or Business

     If a Non-U.S. holder of the debentures or our common stock is engaged in a trade or business in the United States, and if interest on the debentures, dividends on our common stock, or gain realized on the sale, exchange, conversion or other disposition of the debentures or our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. holder. Such a Non-U.S. holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     We will comply with applicable information reporting requirements with respect to payments on the debentures and common stock. Payments of principal and interest (including tax original issue discount and a payment in common stock pursuant to a conversion of the debentures) on, and the proceeds of dispositions of, the debentures and payments of dividends on, and the proceeds of dispositions of, the common stock may be subject to United States federal backup withholding tax at the applicable statutory rate if the U.S. holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-U.S. holder may be subject to United States backup withholding tax on payments on, and the proceeds from a sale or other disposition of, the debentures or common stock unless the Non-U.S. holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against a holder's United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

                             SELLING SECURITYHOLDERS

     The debentures offered hereby were originally issued by us in a November 2003 private placement. Pursuant to a purchase agreement that we and the initial purchasers entered into in connection with that offering, the initial purchasers agreed to offer and sell the debentures only to persons they reasonably believed to be "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and common stock issued upon conversion of the debentures.

     The following table sets forth information regarding the respective principal amounts of debentures and numbers of shares of common stock beneficially owned by the selling securityholders prior to this offering and the respective principal amounts and numbers of shares of common stock offered by the selling securityholders pursuant to this prospectus. This information, as well as the information appearing in the footnotes (other than footnotes (1) and (33)) to the following table, has been obtained from the selling securityholders and we have not independently verified this information. Except as may be indicated in the footnotes to the following table, none of the selling securityholders has had any position, office or other material relationship with us or any of our affiliates within the past three years. Because the selling securityholders may offer all or some portion of the debentures or the common stock issuable upon conversion of the debentures pursuant to this prospectus, no estimate can be given as to the amount of the debentures or common stock that will be held by the selling securityholders upon termination of this offering.

     Unless otherwise indicated, the following table includes all shares of common stock issuable upon conversion of the debentures and assumes a conversion rate of 25.0563 shares of our common stock per $1,000 principal amount of the debentures and a cash payment in lieu of any fractional share. However, this conversion rate will be subject to adjustment as described under "Description of the Debentures--Conversion of the Debentures." In addition, as described above under "Registration Rights," we may, under certain circumstances, become obligated to issue additional shares of common stock upon conversion of debentures in lieu of the payment of liquidated damages. As a result of the adjustment features described under "Description of the Debentures--Conversion of the Debentures" and the shares issuable in lieu of liquidated damages, if any, under the registration rights agreement, the number of shares of common stock beneficially owned prior to this offering and the number of shares of common stock offered hereby may increase or decrease in the future. As described above under "Description of the Debentures-- Conversion of the Debentures," the debentures are convertible only in specified circumstances and as of the date of this prospectus, 2004 were not convertible. Because the debentures are not currently convertible, and may not become convertible within the next 60 days, the selling securityholders may not be deemed to beneficially own the common stock issuable upon conversion of the debentures. The table below assumes that the debentures are convertible immediately.

     In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures or common stock since the date on which they provided the information to us for inclusion in the following table. Amounts indicated in the table may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling securityholders provided to us the information regarding their debentures and common stock. In no event will the total amount of securities offered by this prospectus exceed the amount of $150,000,000 principal amount of debentures and underlying common stock registered pursuant to the registration statement of which this prospectus is a part.

-------------------------------------------------------- ----------------------- ---------------- -------------------
                                                          PRINCIPAL AMOUNT OF       NUMBER OF      NUMBER OF SHARES
                                                             THE DEBENTURES         SHARES OF      OF COMMON STOCK
                                                           BENEFICIALLY OWNED     COMMON STOCK      OFFERED HEREBY
                                                             PRIOR TO THIS        BENEFICIALLY
                                                          OFFERING AND OFFERED   OWNED PRIOR TO
NAME OF SELLING SECURITYHOLDER(1)                                HEREBY           THIS OFFERING
-------------------------------------------------------- ----------------------- ---------------- -------------------
Akela Capital Master Fund, Ltd. (2)                                   2,500,000           62,640              62,640
-------------------------------------------------------- ----------------------- ---------------- -------------------
Allstate Insurance Company (3)(4)                                     1,500,000           37,584              37,584
-------------------------------------------------------- ----------------------- ---------------- -------------------
Arkansas PERS (5)                                                     1,710,000           42,846              42,846
-------------------------------------------------------- ----------------------- ---------------- -------------------
Arkansas Teacher Retirement (6)                                       5,225,000          130,919             130,919
-------------------------------------------------------- ----------------------- ---------------- -------------------
Astraszenecea Holdings Pension (5)                                      500,000           12,528              12,528
-------------------------------------------------------- ----------------------- ---------------- -------------------
Associated Electric & Gas Insurance Services Limited                    200,000            5,011               5,011
(8)
-------------------------------------------------------- ----------------------- ---------------- -------------------
Baptist Health of South Florida (6)                                     605,000           15,159              15,159
-------------------------------------------------------- ----------------------- ---------------- -------------------
BNP Paribas Equity Strategies, SNC (3)(7)                             4,562,000          114,306             114,306
------------------------------------------------------- ----------------------- ---------------- -------------------
Boilermakers Blacksmith Pension Trust (5)                             1,625,000           40,716              40,716
-------------------------------------------------------- ----------------------- ---------------- -------------------
Calamos Market Neutral Fund - Calamos Investment Trust               12,000,000          300,675             300,675
(8)
-------------------------------------------------------- ----------------------- ---------------- -------------------
Consulting Group Capital Markets Funds (8)                              900,000           22,550              22,550
-------------------------------------------------------- ----------------------- ---------------- -------------------
CNH CA Master Account, L.P. (9)                                       2,250,000           56,376              56,376
-------------------------------------------------------- ----------------------- ---------------- -------------------
CooperNeff Convertible Strategies (Cayman) Master                     4,810,000          120,520             120,520
Fund, L.P. (7)
-------------------------------------------------------- ----------------------- ---------------- -------------------
Convertible Securities Fund (31)                                         40,000            1,002               1,002
-------------------------------------------------------- ----------------------- ---------------- -------------------
BTOP: Multi-Strategy Master Portfolio Ltd. (3)(13)                    3,000,000           75,168              75,168
-------------------------------------------------------- ----------------------- ---------------- -------------------
Delaware PERS (5)                                                       975,000           24,429              24,429
-------------------------------------------------------- ----------------------- ---------------- -------------------
Delta Airlines Master Trust (5)                                         490,000           12,277              12,277
-------------------------------------------------------- ----------------------- ---------------- -------------------
Duke Endowment (5)                                                      365,000            9,145               9,145
-------------------------------------------------------- ----------------------- ---------------- -------------------
Engineers Joint Pension (6)                                             405,000           10,147              10,147
-------------------------------------------------------- ----------------------- ---------------- -------------------
Hallmark Convertible Security Fund (5)                                  130,000            3,257               3,257
-------------------------------------------------------- ----------------------- ---------------- -------------------
ICI American Holdings Trust (5)                                         365,000            9,145               9,145
-------------------------------------------------------- ----------------------- ---------------- -------------------
ING Convertible Fund                                                  2,500,000           62,640              62,640
-------------------------------------------------------- ----------------------- ---------------- -------------------
INP VP Convertible Portfolio                                             75,000            1,879               1,879
-------------------------------------------------------- ----------------------- ---------------- -------------------
Innovest Finanzdienstle (6)                                             700,000           17,539              17,539
-------------------------------------------------------- ----------------------- ---------------- -------------------
KBC Financial Products USA Inc. (10)(15)                              2,488,000           62,340              62,340
-------------------------------------------------------- ----------------------- ---------------- -------------------
Lyxor/Convertible Arbitrage Fund Limited (7)                            778,000           19,493              19,493
-------------------------------------------------------- ----------------------- ---------------- -------------------
McMahan Securities Co. L.P. (10)(16)                                    220,000            5,512               5,512
-------------------------------------------------------- ----------------------- ---------------- -------------------
Morgan Stanley Convertible Securities Trust (3)                         800,000           20,045              20,045
-------------------------------------------------------- ----------------------- ---------------- -------------------
Nicholas Applegate Capital Management Convertible                       690,000           17,288              17,288
Mutual Fund (3)(6)
-------------------------------------------------------- ----------------------- ---------------- -------------------
Nomura Securities International, Inc. (10) (18)                       7,000,000          175,394             175,394
-------------------------------------------------------- ----------------------- ---------------- -------------------
OCLC Online Computer Library Center Inc. (5)                             50,000            1,252               1,252
-------------------------------------------------------- ----------------------- ---------------- -------------------
PIMCO Convertible Fund                                                  140,000            3,507               3,507
-------------------------------------------------------- ----------------------- ---------------- -------------------
Prudential Insurance Co. of America (3)(5)                               95,000            2,380               2,380
-------------------------------------------------------- ----------------------- ---------------- -------------------
Pyramid Equity Strategies Fund (3)(13)                                  500,000           12,528              12,528
-------------------------------------------------------- ----------------------- ---------------- -------------------
Sage Capital Management, LLC                                            100,000            2,505               2,505
-------------------------------------------------------- ----------------------- ---------------- -------------------
San Diego City Retirement (6)                                           880,000           22,049              22,049
-------------------------------------------------------- ----------------------- ---------------- -------------------
San Diego County Employee Retirement Association                      1,000,000           25,056              25,056
-------------------------------------------------------- ----------------------- ---------------- -------------------
San Diego County Convertible (6)                                      1,380,000           34,577              34,577
-------------------------------------------------------- ----------------------- ---------------- -------------------
Singlehedge U.S. Convertible Arbitrage Fund (7)                       1,277,000           31,996              31,996
-------------------------------------------------------- ----------------------- ---------------- -------------------
State of Oregon/Equity (5)                                            5,020,000          125,782             125,782
-------------------------------------------------------- ----------------------- ---------------- -------------------
Sturgeon Limited (7)                                                    823,000           20,621              20,621
-------------------------------------------------------- ----------------------- ---------------- -------------------
Syngenta AG (5)                                                         270,000            6,765               6,765
-------------------------------------------------------- ----------------------- ---------------- -------------------

                                                          -65-


-------------------------------------------------------- ----------------------- ---------------- -------------------
Van Kampen Harbor Fund (10)(21)                                       1,200,000           30,067              30,067
-------------------------------------------------------- ----------------------- ---------------- -------------------
Wyoming State Treasurer (6)                                             915,000           22,926              22,926
-------------------------------------------------------- ----------------------- ---------------- -------------------
Zozove Hedge Convertible Fund L.P. (26)                               3,000,000           75,168              75,168
-------------------------------------------------------- ----------------------- ---------------- -------------------
Zozove Convertible Arbitrage Fund L.P. (26)                           4,650,000          116,511             116,511
-------------------------------------------------------- ----------------------- ---------------- -------------------
Zurich Institutional Benchmarks Master Fund Ltd. (26)                 2,000,000           50,112              50,112
-------------------------------------------------------- ----------------------- ---------------- -------------------
RCG Latitude Master Fund, LTD. (3) (27)                               6,679,000          167,351             167,351
-------------------------------------------------------- ----------------------- ---------------- -------------------
RCG Multi-Strategy  Master Fund, LTD. (3) (27)                        1,571,000           39,363              39,363
-------------------------------------------------------- ----------------------- ---------------- -------------------
Guggenheim Portfolio Co. XV, LLC (3)(27)                              1,179,000           29,541              29,541
-------------------------------------------------------- ----------------------- ---------------- -------------------
Ramius Master Fund, Ltd. (3)(27)                                      1,571,000           39,363              39,363
-------------------------------------------------------- ----------------------- ---------------- -------------------
MSD TCB, LP (28)                                                     29,800,000          746,677             746,677
-------------------------------------------------------- ----------------------- ---------------- -------------------
OCM Convertible Trust (30)                                            1,850,000           46,354              46,354
-------------------------------------------------------- ----------------------- ---------------- -------------------
Delta Air Lines Master Trust - CV(30)                                   930,000           23,302              23,302
-------------------------------------------------------- ----------------------- ---------------- -------------------
State Employees' Retirement Fund of the State of                      1,060,000           26,559              26,559
Delaware (30)
-------------------------------------------------------- ----------------------- ---------------- -------------------
Partner Reinsurance Company Ltd. (30)                                   795,000           19,919              19,919
-------------------------------------------------------- ----------------------- ---------------- -------------------
Chrysler Corporation Master Retirement Trust(30)                      4,160,000          104,234             104,234
-------------------------------------------------------- ----------------------- ---------------- -------------------
Motion Picture Industry Health Plan - Active Member                     220,000            5,512               5,512
Fund(30)
-------------------------------------------------------- ----------------------- ---------------- -------------------
Motion Picture Industry Health Plan - Retiree Member                    155,000            3,883               3,883
Fund(30)
-------------------------------------------------------- ----------------------- ---------------- -------------------
Delta Pilots Disability & Survivorship Trust - CV(30)                   455,000           11,400              11,400
-------------------------------------------------------- ----------------------- ---------------- -------------------
Microsoft Corporation(30)                                               935,000           23,427              23,427
-------------------------------------------------------- ----------------------- ---------------- -------------------
Qwest Occupational Health Trust(30)                                     170,000            4,259               4,259
-------------------------------------------------------- ----------------------- ---------------- -------------------
Travelers Indemnity Company - Commercial Lines(30)                      230,000            5,762               5,762
-------------------------------------------------------- ----------------------- ---------------- -------------------
Travelers Indemnity Company - Personal Lines(30)                        155,000            3,883               3,883
-------------------------------------------------------- ----------------------- ---------------- -------------------
OCM Global Convertible Securities Fund(30)                              135,000            3,382               3,382
-------------------------------------------------------- ----------------------- ---------------- -------------------
International Truck & Engine Corporation                                495,000           12,402              12,402
Non-Contributory Retirement Plan Trust(30)
-------------------------------------------------------- ----------------------- ---------------- -------------------
International Truck & Engine Corporation Retirement                     530,000           13,279              13,279
Plan for Salaried Employees Trust(30)
-------------------------------------------------------- ----------------------- ---------------- -------------------
International Truck & Engine Corporation, Retiree                       140,000            3,507               3,507
Health Benefit Trust(30)
-------------------------------------------------------- ----------------------- ---------------- -------------------
UnumProvident Corporation(30)                                           335,000            8,393               8,393
-------------------------------------------------------- ----------------------- ---------------- -------------------
Convertible Securities Fund (31)                                         40,000            1,002               1,002
-------------------------------------------------------- ----------------------- ---------------- -------------------
Nations Convertible Securities Fund (31)                              6,205,000          155,474             155,474
-------------------------------------------------------- ----------------------- ---------------- -------------------
Deutsche Bank Securities Inc. (10)                                      240,000            6,013               6,013
-------------------------------------------------------- ----------------------- ---------------- -------------------
DBAG London (10)                                                      1,250,000           31,320              31,320
-------------------------------------------------------- ----------------------- ---------------- -------------------
UBS AG London f/b/o HFS                                               4,000,000          100,225             100,225
-------------------------------------------------------- ----------------------- ---------------- -------------------
Any other holders of debentures or shares of common                   2,007,000           50,287              50,287
stock issued on conversion of the debentures and
future transferors, pledges, donees and successors
thereof (33)
-------------------------------------------------------- ----------------------- ---------------- -------------------
TOTAL                                                               150,000,000        3,758,445           3,758,445
-------------------------------------------------------- ----------------------- ---------------- -------------------

(1)      Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus or to the registration statement of which this prospectus is a part, if and when required. A post-effective amendment will be filed to identify unknown securityholders who are not direct or indirect donees, pledges, successors or transferees of the selling securityholders listed in the table.

                                                          -66-


(2)      As general partner of this selling securityholder, Anthony B. Bosco has voting and investment power over the shares held by this selling securityholder.

(3)      This selling securityholder has advised us that it is an affiliate of a broker or dealer and that it purchased the securities reflected in this table as being owned by it and offered for sale in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(4)      The Allstate Corporation is the parent company of Allstate Insurance Company.

(5)      Froley Revy Investment Co., Inc., as investment advisor for the selling securityholder, has voting and investment power over the securities listed above that are held by this selling securityholder. Ann Houlihan has voting and investment power over the securities listed above that are held by this selling securityholder.

(6)      Nicholas Applegate Capital Management, as investment manager for the selling securityholder, has voting and investment power over the securities listed above that are held by this selling securityholder.

(7)      CooperNeff Advisors, Inc. has sole voting and investment power over the securities listed above that are held by this selling securityholder. Its Investment Committee consists of Jean Dominion, Thomas J. Mahoney and
         Andrew Sterge.

(8)      Nick Calamos has voting and investment power over the securities listed above that are held by this selling securityholder.

(9)      CNH Partners, LLC, the investment advisor for the selling securityholder, has voting and investment power over the securities listed above that are held by this selling securityholder. Investment principals for this investment advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(10)     This selling securityholder has advised us that it is a broker or dealer. Accordingly, under interpretations by the staff of the SEC, this selling securityholder is deemed to be an "underwriter" within the meaning of the
         Securities Act of 1933.

(11)     Reserved.

(12)     Reserved.

(13)     Deutsche Bank Trust Companies Americas is the general partner of this selling securityholder. Eric Lobben has sole voting and investment power over the securities listed above that are held by this selling securityholder.

(14)     Reserved.

(15)     Mr. Luke Edwards, as managing director of the selling securityholder, has voting and investment power over the securities listed above that are held by this selling securityholder on behalf of the selling securityholder.

(16)     Mr. D. Bruce McMahan, the general partner of the selling securityholder, has voting and investment power over the securities listed above that are held by this selling securityholder on behalf of the selling securityholder.

(17)     Reserved.

(18)     Mr. Robert Citrino, as the managing director of the selling securityholder, has voting and investment power over the securities listed above that are held by the selling securityholder.

                                                          -67-


(19)     Reserved.

(20)     Reserved.

(21)     Van Kampen Asset Management, Inc., as the selling securityholder's investment advisor, has discretionary authority over the securities held by this selling securityholder.

(22)     Reserved.

(23)     Reserved.

(24)     Reserved.

(25)     Reserved.

(26)     Gene Pretti, through his control of Zozove Associates LLC, has voting and investment power over the securities listed above that are held by this selling securityholder.

(27)     Alex Adair has voting and investment power over the securities listed above that are held by this selling securityholder.

(28)     Michael Dell and Susan Dell, through their control of MSD Capital, L.P., have voting and investment power over the securities listed above that are held by this selling securityholder.

(29)     Reserved.

(30)     Oaktree Capital Management, LLC ("Oaktree"), as investment advisor for the selling securityholder, has voting and investment power over the securities listed above that are held by this selling securityholder. It does not own any equity interest in the selling securityholder but has voting and dispositive power over the securities.
         Lawrence Keele is a principal of Oaktree. Mr. Keele and Oaktree disclaim beneficial ownership of the securities held by the selling security holder, except for their pecuniary interest therein.

(31)     Yanfang C. Yan and Ed Cassens have voting and investment power over the securities listed above that are held by this selling securityholder.

(32)     Reserved.

(33)     Represents an amount estimated by us that is held unidentified selling securityholders. Any of these other holders of debentures or shares of common stock issued upon conversion of the debentures may be identified at a later date by means of one or more supplements to this prospectus or, if required, post-effective amendments to the registration statement of which this prospectus is a part. Assumes that any of these other holders of debentures or shares of common stock issuable on conversion of debentures and their respective direct or indirect transferees, pledgees, donees and successors do not beneficially own any common stock other than the common stock issued or issuable upon conversion of the debentures.


                              PLAN OF DISTRIBUTION

     The selling securityholders (including their direct or indirect transferees, pledgees, donees and successors) may sell the debentures and the common stock issuable upon conversion of the debentures from time to time directly to purchasers or through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. If the debentures or the shares of common stock issuable upon conversion of the debentures are sold through broker-dealers or agents, the selling securityholders will be responsible for any discounts, concessions or commissions payable to those broker-dealers or agents.

     The debentures and the common stock issuable upon conversion of the debentures may be sold in one or more transactions at:

     o    fixed prices,

     o    prevailing market prices at the time of sale,

     o    varying prices determined at the time of sale, or

     o    negotiated prices.

     These sales may be effected in transactions, which may involve crosses or block transactions:

     o on any national securities exchange or quotation service on which the debentures or the common stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o otherwise than on such exchanges or services or in the over-the-counter market; or

     o    through the writing of options.

Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with the sale of the debentures and the common stock issuable upon conversion of the debentures or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the debentures or common stock in the course of hedging their positions. The selling securityholders also may deliver the debentures and shares of common stock issuable upon conversion of the debentures to close out short positions, or loan or pledge the debentures or the common stock issuable upon conversion of such debentures to broker-dealers or other financial institutions that in turn may sell those securities.

     The aggregate proceeds to the selling securityholders from the sale of debentures or the common stock issuable upon the conversion of the debentures offered by them will be the purchase price of such debentures or common stock less discounts and commissions, if any, payable by them. Each of the selling securityholders reserves the right to accept and, together with their broker-dealers or agents from time to time, to reject, in whole or in part, any proposed purchase of the debentures or the common stock issuable upon conversion of the debentures to be made directly or through broker-dealers or agents. We will not receive any of the proceeds from the offering of debentures and the common stock issuable upon conversion of the debentures.

     There is no public market for the debentures and we do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures through any automated quotation system. The debentures are currently designated for trading on the PORTAL Market. However, once debentures are sold by means of this prospectus, those debentures will no longer trade on the PORTAL Market. Our common stock is listed on the New York Stock Exchange under the symbol "ATU".

     In order to comply with the securities laws of some states, if applicable, the debentures and the common stock issuable upon conversion of the debentures may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the debentures and the common stock issuable upon conversion of the debentures may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling securityholders may not sell any, or may sell less than all, of the debentures and shares of common stock issuable upon conversion of the debentures offered by them pursuant to this prospectus. In addition, any selling securityholder may, to the extent permitted by applicable law, sell, transfer, devise or gift the debentures or shares of common stock issuable upon conversion of the debentures by means not described in this prospectus. In that regard, any debentures or shares of common stock issuable upon conversion of the debentures that qualify for sale pursuant to Rule 144A or Rule 144 under the Securities Act may be sold under that rule, if applicable, rather than pursuant to this prospectus.

     Some of the selling securityholders and any broker-dealers or agents that participate in the distribution of the debentures and the common stock issuable upon conversion of the debenture may be "underwriters" within the meaning of
Section 2(11) of the Securities Act. As a result, any profits on the sale of the debentures or the shares of common stock issued on conversion of the debentures received by any such selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders could be subject to certain statutory liabilities under the federal securities laws, including under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934.

     The selling securityholders and any other persons participating in the distribution of the debentures and the shares of common stock issuable upon conversion of the debentures will be subject to the Securities Exchange Act. The Securities Exchange Act rules include, without limitation, Regulation M, which may limit the timing of or prohibit the purchase and sale of debentures and shares of common stock by the selling securityholders and any such other person. In addition, under Regulation M, any selling securityholder or other person engaged in the "distribution", within the meaning of Regulation M, of the debentures or the shares of common stock issuable upon conversion of the debentures may not engage in market-making activities with respect to the debentures or the common stock for certain periods prior to the commencement of that distribution, unless, in the case of persons other than selling securityholders, an applicable exemption is available under Regulation M. The foregoing may affect the marketability of the debentures and the common stock issuable upon conversion of the debentures and the ability of any person or entity to engage in market-making activities with respect to those securities.

     In that regard, the selling securityholders are required to acknowledge that they understand their obligations to comply with the provisions of the Securities Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with the offering made by this prospectus. Each selling securityholder is required to agree that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

     To the extent required, the specific debentures or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent or broker-dealer, and any applicable commissions or discounts with respect to a particular sale or other disposition of debentures or shares of common stock issued on conversion of the debentures pursuant to this prospectus will be set forth in a supplement to this prospectus or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part.

     Pursuant to the registration rights agreement described above under "Registration Rights," Actuant Corporation, on the one hand, and the selling securityholders, on the other hand, have agreed, subject to exceptions, to indemnify each other against specified liabilities, including liabilities under the Securities Act of 1933, and may be entitled to contribution from each other in respect of those liabilities.

     We will pay substantially all of the expenses incident to the offering and sale of the debentures and the common stock issuable upon conversion of the debentures pursuant to this prospectus, other than commissions, fees and discounts payable to brokers-dealers or agents, fees and disbursements of any counsel or other advisors or experts retained by the selling securityholders and any documentary, stamp or similar issue or transfer tax.

     Under the registration rights agreement, we may be required from time to time to require holders of debentures and shares of common stock issued on conversion of the debentures to discontinue the sale or other disposition of those debentures and shares of common stock under specified circumstances. See "Registration Rights" above.

                       WHERE YOU CAN FIND MORE INFORMATION

     You may read and copy materials that we have filed with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available on the Internet at the SEC's website at www.sec.gov.

     You may also request a copy of each document incorporated by reference in this prospectus at no cost, by writing or calling us at the following address or telephone number:

                               Actuant Corporation
                              6100 North Baker Road
                           Milwaukee, Wisconsin 53209
                       Attention: Chief Financial Officer
                                 (414) 352-4160

     Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Some of the information that you may want to consider in deciding whether to invest in the debentures or the shares of common stock issued upon conversion of the debentures is not included in this prospectus, but rather is incorporated by reference to documents that we have filed with the SEC. This permits us to disclose important information to you by referring to those filings rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus and prior to the completion of this offering will update and may supersede the information contained in this prospectus and incorporated filings. We specifically incorporate by reference the following documents filed by us with the SEC, except that we do not incorporate by reference any document furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K:

                        OUR SEC FILINGS                                    PERIOD COVERED OR DATE OF FILING
                        ---------------                                    --------------------------------
Annual Report on Form 10-K                                       Year Ended August 31, 2004
Quarterly Report on Form 10-Q                                    November 30, 2004
Current Reports on Form 8-K                                      November 2, 2004
                                                                 November 19, 2004, as amended on December 16, 2004
                                                                 December 9, 2004
                                                                 December  17,  2004  (we  incorporate  by  reference
                                                                 only the Form 8-K  containing,  among other  things,
                                                                 pro forma financial  statements giving effect to the
                                                                 Transactions and historical  consolidated  financial
                                                                 statements  of  KCI  and we do  not  incorporate  by
                                                                 reference  any  other  Form  8-K  that we  filed  or
                                                                 furnished on December 17, 2004)
                                                                 December 22, 2004
                                                                 December 27, 2004
                                                                 January 3, 2005, as amended on January 4, 2005

All  subsequent  documents  filed by us under  Sections  13(a),  After the date of this  prospectus  and prior to the
   13(c), 14 or 15(d) of the Securities Exchange Act of 1934     completion of this offering


     Any statement contained in this prospectus or any document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is also incorporated by reference into this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such statements are qualified in all respects by all of the provisions of such contract or other document. Anything herein to the contrary notwithstanding, information which is furnished but not filed with the SEC shall not be incorporated by reference in this prospectus.

                                  LEGAL MATTERS

     The validity of the debentures has been passed upon for us by McDermott, Will & Emery, Chicago, Illinois. The validity of the common stock has been passed upon by Quarles & Brady LLP, Milwaukee, Wisconsin.

                                     EXPERTS

     The consolidated financial statements of Actuant Corporation as of August 31, 2004 and 2003 and for each of the three years in the period ended August 31, 2004 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended August 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Key Components, Inc. as of December 31, 2003 and 2002 and for the three years ended December 31, 2003, incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  $150,000,000

                               ACTUANT CORPORATION

      2% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2023 AND THE COMMON
                     STOCK ISSUABLE UPON CONVERSION OF THE
                                   DEBENTURES

                   -------------------------------------------

                                   PROSPECTUS


                   -------------------------------------------